UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RAIT FINANCIAL TRUST

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RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2007

To the Shareholders of RAIT FINANCIAL TRUST:

Notice is hereby given that the annual meeting (the “Meeting”) of shareholders of RAIT FINANCIAL TRUST, a Maryland real estate investment trust (“RAIT”), will be held at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 22, 2007, at 9:00 A.M., Philadelphia time, for the following purposes:

1. To elect nine trustees to serve until the next annual meeting of shareholders in 2008.

2. To approve the selection of Grant Thornton LLP as independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only shareholders of record on the books of RAIT at the close of business on March 23, 2007 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of RAIT at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. The stock transfer books will not be closed.

SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Trustees,

/s/ RAPHAEL LICHT
Raphael Licht
Secretary

April 10, 2007

RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

Introduction

The annual meeting of shareholders of RAIT Financial Trust will be held on Tuesday, May 22, 2007, at 9:00 A.M., Philadelphia time, at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on March 23, 2007 will be entitled to notice of and to vote at such annual meeting. Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “RAIT,” “we,” “us,” and “our” or similar terms are to RAIT Financial Trust and its subsidiaries.

This statement is furnished in connection with the solicitation by the board of trustees of RAIT of proxies from holders of our common shares of beneficial interest, par value $0.01 per share, or common shares, to be used at such annual meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to RAIT, and not revoked, will be voted at the annual meeting and any and all adjournments thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 10, 2007 to shareholders of record of common shares as of March 23, 2007.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our secretary at the address given above, by submitting a later dated proxy or by attending the annual meeting and voting in person.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies. Our trustees, officers and regular employees may solicit proxies either personally, by letter or by telephone. We will not specifically compensate our trustees, officers and employees for soliciting proxies. We expect to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the common shares.

VOTING AT THE ANNUAL MEETING

At the annual meeting, only those holders of common shares at the close of business on March 23, 2007, the record date, will be entitled to vote. As of the record date, 63,672,979 common shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the annual meeting. Shareholders do not have cumulative voting rights. RAIT has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 common shares and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share.

The presence at the annual meeting in person or by proxy of holders of outstanding common shares entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum. In order to be elected as a trustee as described in Proposal 1 below, a nominee must receive a plurality of all the votes cast at the annual meeting at which a quorum is present, which means that the nominees with the most votes are elected. The affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as broker non-votes as described below, will be voted FOR:

•	the election of the trustees; and

•	the approval of the selection of Grant Thornton as independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2007.

Should any matters not described above be properly presented at the annual meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the annual meeting or any adjournment, postponement or continuation thereof.

Common shares represented at the annual meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote common shares held by them in nominee name will mean that such common shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of common shares on a particular matter and indicates on the proxy delivered with respect to such common shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those common shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. Brokers that are member firms of the New York Stock Exchange and who hold common shares in street name for customers generally have the discretion to vote those common shares with respect to certain matters, including the election of trustees and the approval of the selection of accountants, if they have not received instructions from the beneficial owners. With respect to the election of trustees described in Proposal 1 below, votes that are withheld and broker “non-votes” will not be included in the vote. With respect to selection of Grant Thornton described in Proposal 2 below or with respect to any other matter properly brought before the annual meeting requiring the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present, either in person or by proxy, for approval, abstentions and broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

PROPOSAL 1. ELECTION OF TRUSTEES

Trustees

Our by-laws provide that the number of trustees shall be fixed by resolution of the board of trustees, provided that there shall be a minimum of three and a maximum of nine trustees. The board of trustees has fixed the number of trustees at nine. All trustees are elected for a term of one year or until their successors are elected and qualified. The board of trustees, upon the recommendation of its nominating and governance committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Edward S. Brown, Frank A. Farnesi, S. Kristin Kim, Arthur Makadon, Daniel Promislo, John F. Quigley, III and Murray Stempel, III for election at the annual meeting for a term to expire at the 2008 annual meeting or until their successors are elected or appointed. The board of trustees unanimously recommends a vote FOR each of the nominees named in Proposal 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, the persons named as proxies intend to vote for the election of such other person as the nominating and governance committee may recommend. The board of trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee.

Names of Trustees, Principal Occupations and Other Information

Betsy Z. Cohen, age 65, has served as the chairman of the board of trustees and as a trustee of RAIT since our founding in August 1997 and as our chief executive officer from August 1997 to December 2006. Mrs. Cohen has been the chairman of the board of The Bancorp Bank, or Bancorp, a commercial bank, since November 2003 and a director of The Bancorp, Inc., or Bancorp Inc., a publicly held registered bank holding company for Bancorp, since September 2000 and the chief executive officer of both Bancorp and Bancorp Inc. since September 2000. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was chairman and chief executive officer of JeffBanks, Inc. from its inception in 1981 and also served as chairman and chief executive officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company). Daniel G. Cohen, who is our chief executive officer and a trustee of RAIT, is the son of Mrs. Cohen. See “Certain Relationships and Related Party Transactions” below regarding Bancorp Inc. and Bancorp.

Daniel G. Cohen, age 37, became our chief executive officer and a trustee of RAIT in December 2006 in connection with the merger, which we refer to as the Taberna merger, of Taberna Realty Finance Trust, or Taberna, with our subsidiary whereby Taberna became our subsidiary. Mr. Cohen was chairman of the board of Taberna from its founding in March 2005 until December 2006 and has been its chief executive officer since March 2005. He has also served as the chairman of the board of Cohen Brothers, LLC d/b/a Cohen & Company, or C & Co., an investment banking firm, since 2001. Mr. Cohen was the chief executive officer of C & Co. and its subsidiary, Cohen and Company Securities, LLC, or C & Co. Securities, a securities brokerage firm, from September 2001 until February 2006. He has also served as the chairman of the board of Alesco Financial Inc., or Alesco, a publicly held real estate investment trust, since its founding in 2006. Mr. Cohen has been the vice-chairman of the board of Bancorp since November 2003, was the chairman of the board of Bancorp from September 2000 to November 2003, was the chief executive officer of Bancorp from July 2000 to September 2000, has been chairman of the executive committee of Bancorp since 1999 and has been the chairman of the board of Bancorp Inc. and chairman of the executive committee of Bancorp Inc. since 1999. He also served as the chairman of the board of Dekania Corp., or Dekania, a publicly held blank check company focused on acquiring businesses that operate within the insurance industry, from its founding in February 2006 until December 2006, and remains a director of Dekania. Mr. Cohen served as a member of the board of directors of TRM Corporation, a publicly held consumer services company, from 2000 to September 2006 and as its chairman from 2003 to September 2006. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., an asset management company. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999. Mr. Cohen is the son of Betsy Z. Cohen, chairman of the board of trustees. See “Certain Relationships and Related Party Transactions” below regarding Bancorp Inc., Bancorp, C & Co. and Alesco.

Edward S. Brown, age 66, has served as a trustee of RAIT since June 1999. Mr. Brown has been president of The Edward S. Brown Group (a real estate development company) since 1985.

Frank A. Farnesi, age 59, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Mr. Farnesi serves as an advisor or board member to several privately held companies. He served as a board member of Progress Financial Corporation from January 2003 until its merger into Fleet Bancorp in March 2004. He is a retired partner of the international accounting firm of KPMG LLP, where he worked from 1969 to 2001. Before retiring from KPMG, he was the Pennsylvania business unit partner in charge of tax. He also served as national partner in charge of tax compliance and worked with a wide variety of clients in the banking, real estate, technology and private equity fields. He currently serves on the board of trustees of Immaculata University and the board of managers of Beneficial Savings Bank.

S. Kristin Kim, age 43, has served as a trustee of RAIT since October 2003. Ms. Kim serves as a consultant to non-profit organizations, advising them on strategic development and fundraising plans. Ms. Kim was president of AllLearn, an online education venture among Oxford, Stanford, and Yale universities from November 2002 until 2006, having joined AllLearn in January 2001 as its general counsel. From 1999 to 2001, Ms. Kim held several senior positions at Harvard University’s John F. Kennedy School of Government, including Director for New Initiatives. From 1989 to 1999, she was an attorney at the law firm of Simpson Thacher & Bartlett.

Arthur Makadon, age 64, has served as trustee of RAIT since July 2002. Mr. Makadon has served as the chairman of Ballard, Spahr, Andrews & Ingersoll, LLP, or Ballard Spahr, (a law firm) since July 2002. Before that, since 1984, Mr. Makadon had been chairman of Ballard Spahr’s litigation department. Since 1996, Mr. Makadon has served as a trustee of the University of Pennsylvania.

Daniel Promislo, age 74, has served as a trustee of RAIT since its founding in August 1997. Mr. Promislo has been president since 1991 and a director since 1975 of Historical Documents Co. and was the founder and has been president of Historical Souvenir Co. (souvenir manufacturers) since its inception in 1957. He has also served as managing director (from 1998 to 2001) and was a past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen, or Wolf Block (a law firm), and retired from Wolf Block in 2002. From 1994 to 2003, he served as a director, and from 1996 to October 1997 was the chairman of the board of directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

John F. Quigley, III, age 44, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Since February 2006, he has been a vice president with Patriarch Management Company, a commercial real estate company in suburban Philadelphia. From 2004 to January 2006, he was the chief financial officer and chief administrative officer of Storecast Merchandising Corp., an in-store merchandising services company. From 2003 to 2004, Mr. Quigley was a financial consultant with LeBus Bakery, Inc. and Patriarch Management Company. From 1999 to 2003, Mr. Quigley was the co-founder and co-managing partner of Harron Capital, LP, a private equity fund. From 1998 to 2003, Mr. Quigley was co-founder, principal and chief financial officer of Metrocast Cablevision of New Hampshire, LLC, a cable television company. From 1991 to 1999, Mr. Quigley served in various capacities, including chief financial officer, vice president of finance/administration and treasurer of Harron Communications Corp., a privately held cable television, broadcast television and direct broadcast satellite company.

Murray Stempel, III, age 52, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. From 2000 to 2004, he was a senior vice president at Royal Bank America, a wholly-owned subsidiary of the bank holding company, Royal Bancshares of Pennsylvania, Inc. He is currently an executive vice president and chief lending officer at Royal Bank America, responsible for the day-to-day management of the bank. Mr. Stempel is a director of Royal Bancshares of Pennsylvania, Inc.

Information Concerning Our Board of Trustees, Committees and Governance

The board of trustees held a total of 13 meetings during fiscal 2006. The board of trustees currently has four committees: the audit committee, the compensation committee, the investment committee and the nominating and governance committee. During 2006, the board of trustees also appointed a special committee of the independent trustees then serving to consider the Taberna merger. The committees on which trustees currently serve, the current chairman of each committee, and the number of meetings held during 2006 are set forth below for the committees indicated.

Board Member	Audit	Compensation	Nominating and Governance	Investment(1)
Betsy Z. Cohen				Chairman
Daniel G. Cohen				Vice Chairman
Edward S. Brown	Chairman
Frank A. Farnesi	X
S. Kristin Kim	X		X
Arthur Makadon		X		X
Daniel Promislo		Chairman		X
John F. Quigley, III		X	X	X
Murray Stempel, III			Chairman	X

Meetings held in 2006	13	4	3	24

(1)	The membership of the investment committee rotated in 2006 in the manner described in “—Investment Committee” below.

During fiscal 2006, all incumbent trustees attended at least 75% of the aggregate of:

•	the total number of meetings of the board of trustees held during the period for which the trustee had been a trustee; and

•	the total number of meetings held by all committees of the board of trustees on which the trustee served during the periods that the trustee served.

Mr. Cohen, Mr. Farnesi, Mr. Quigley and Mr. Stempel joined the board of trustees and the committees indicated above in December 2006 upon the effectiveness of the Taberna merger. It is the policy of the board of trustees that all trustees attend the annual meeting of shareholders of RAIT, if practicable. Seven of the eight trustees of RAIT serving at the time attended our 2006 annual meeting of shareholders.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “RAS” and we are subject to the NYSE’s listing standards. The board of trustees has determined that Mr. Brown, Mr. Farnesi, Ms. Kim, Mr. Makadon, Mr. Promislo, Mr. Quigley and Mr. Stempel each satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these trustees has no material relationships with RAIT (other than being a trustee and/or a shareholder of RAIT). In addition, the board of trustees determined that each of these trustees meets the definition of an independent trustee set forth in our declaration of trust. The board of trustees had also previously determined that two trustees who served on the board of trustees in 2006 until the effectiveness of the Taberna merger, Joel R. Mesznik and R. Randle Scarborough, were independent under the NYSE rule referenced above and our declaration of trust. In making its independence determinations, the board of trustees sought to identify and analyze all the facts and circumstances relating to any relationship between a trustee, their immediate family or affiliates and RAIT and its affiliates and did not rely on categorical standards other than those contained in the NYSE rule referenced above and our declaration of trust. In the course of the board of trustee’s determination regarding the independence of each non-management trustee, the board evaluated the following transactions, relationships and arrangements for each trustee indicated and did not deem them to be material:

•

Mr. Promislo. The board of trustees considered our proposed engagement of the law firm from which Mr. Promislo had retired in 2002 and determined that he would have no material involvement or interest in the proposed engagement and that the fees expected to be paid to the law firm would be less than 1% of the gross revenues of the law firm. The board of trustees considered our engagement of a law firm that had employed an immediate family member of Mr. Promislo. The family member had not provided any services to RAIT, had no material interest in fees paid to the law firm and is not currently employed by the law firm.

•

Mr. Stempel. The board of trustees considered a loan to Mr. D. Cohen made in October 2006 by the bank where Mr. Stempel is an officer and determined that he abstained from the credit decision, that the loan was made in the ordinary course of the bank’s business on substantially the same terms as for comparable loans with persons not related to the bank and that the loan was less than 1% of the bank’s assets and generated less than 1% of the bank’s income.

We have adopted a code of business conduct and ethics, or code of business conduct, for our trustees, officers and employees intended to satisfy NYSE listing standards and the definition of a “code of ethics” set forth in applicable SEC rules. We have also adopted trust governance guidelines and charters for the audit, compensation, investment and nominating and governance committees of the board of trustees intended to satisfy NYSE listing standards. Our trust governance guidelines, code of business conduct and these charters are available on our website at www.raitft.com and are available in print, upon request, to any shareholder. Please make any such request in writing to RAIT Financial Trust, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania, 19104, Attention: Investor Relations.

As set forth in our trust governance guidelines and in accordance with NYSE listing standards, the non-management trustees meet in executive session quarterly without management. The trustee who presides at these meetings is rotated each meeting among the chairs of the audit committee, compensation committee and nominating and governance committee. Interested parties may communicate directly with the non-management trustees by sending their communications to our counsel, Ledgewood, P.C., or Ledgewood, 1900 Market Street, Suite 750, Philadelphia, PA 19103. Shareholders may send communications to the board of trustees by sending them to Ledgewood as well. Ledgewood will forward these communications to the chairman of the audit committee who will distribute them as appropriate.

Audit Committee

The audit committee is appointed by the board of trustees to assist board oversight of:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence, and

•	the performance of our internal audit function and independent registered public accounting firm.

The audit committee also prepares the audit committee report required by the rules of the Securities and Exchange Commission to be included in our annual proxy statement. The audit committee has adopted the audit and non-audit services pre-approval guidelines attached as Appendix A to this proxy statement. The board of trustees has determined that Mr. Brown, Mr. Farnesi and Ms. Kim meet the independence standards for audit committee members set forth in the listing standards of the NYSE, including those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act, and that Mr. Brown qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

Audit Committee Report

In connection with the preparation and filing of RAIT Financial Trust’s (“RAIT”) Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”):

(1) the Audit Committee reviewed and discussed the audited financial statements to be included in the Annual Report with RAIT’s management;

(2) the Audit Committee discussed with RAIT’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Auditing Standards 61;

(3) the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees of RAIT that the audited financial statements be included in the Annual Report.

The Audit Committee of the Board of Trustees of RAIT Financial Trust has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), except to the extent RAIT specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Trustees:

Edward S. Brown
Frank A. Farnesi
S. Kristin Kim

Compensation Committee

The compensation committee is appointed by the board of trustees to have direct responsibility for approving the compensation of our chief executive officer, our other executive officers and the non-management trustees of RAIT. The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act. The compensation committee also has had direct responsibility for administering our equity-based compensation plans and reviewing any extraordinary compensatory payments to any of our employees. Pursuant to these responsibilities, in 2006 the compensation committee reviewed the compensation of four executive officers and one other highly-compensated employee of RAIT and grants to officers and other employees of equity compensation under the RAIT Investment Trust 2005 Equity Compensation Plan, or the RAIT equity compensation plan.

Prior to the Taberna merger, our chairman and our chief executive officer, Betsy Z. Cohen, set the compensation of anyone whose compensation was not set by the compensation committee and reported to the compensation committee on the basis for any such compensation if requested by it. Subsequent to the Taberna merger, our chairman, Mrs. Cohen, and our chief executive officer, Daniel G. Cohen, both set this compensation and make these reports. With respect to equity compensation awards to non-executive officers, Mrs. Cohen made prior to the Taberna merger, and Mrs. Cohen and Mr. Cohen jointly make subsequent to the Taberna merger, recommendations to the compensation committee for consideration.

Under its charter, the compensation committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. The compensation committee has for several years engaged the executive compensation consulting firm, Frederic W. Cook & Co., Inc., or Cook, to assist it in fulfilling its fiduciary duties. Cook has never performed any services for RAIT or any members of our management other than the consulting work that it performed and continues to perform at the request of the compensation committee. Accordingly, the compensation committee considers Cook to be “independent” from our management. During 2006, Cook’s assignments included:

•	updating and expanding upon an analysis of our executive compensation structure and compensation philosophy,

•	providing competitive data and business considerations, as well as developing, reviewing and analyzing the peer group data and other benchmarks used by the compensation committee in its deliberations,

•	executive compensation design, such as recommending parameters (e.g., ranges) for various current compensation and long term incentive programs,

•	providing market intelligence on compensation trends, and

•	evaluating the fairness and appropriateness of various executive compensation programs.

All of the members of the compensation committee have been determined by the board of trustees to be independent under applicable NYSE listing standards. The compensation committee was comprised of Mr. Promislo, as Chairman, Mr. Brown and Joel R. Mesznik during 2006 until the effectiveness of the Taberna merger in December 2006. Since the Taberna merger, the compensation committee has been comprised of Mr. Promislo, as Chairman, Mr. Makadon and Mr. Quigley.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the compensation committee recommended to RAIT Financial Trust’s (“RAIT”) board of trustees that the Compensation Discussion and Analysis be included in the RAIT’s annual report on Form 10-K for 2006 and RAIT’s 2007 proxy statement. This report is provided by the following independent trustees who comprise the committee:

Daniel Promislo, Chairman
Arthur Makadon
John F. Quigley, III

Investment Committee

The investment committee is established by the board of trustees to assist board oversight of current management investment practices and board evaluation and monitoring of our existing and proposed investments, together with our management investment committee. Our investment process is managed by our management investment committee consisting of members of our senior management. The management investment committee must approve all investments. The management investment committee has the authority to approve investments in an amount up to 5% of our capital ($60.0 million at December 31, 2006) or, in the case of mezzanine loans or preferred equity investments, up to $25.0 million. Investments in excess of these limits must also be approved by the trustee investment committee. Any transactions with a related party regardless of size must be approved by a majority of our independent trustees, which may be satisfied by the approval of the four independent trustees serving on the investment committee or by a majority of the independent trustees serving on the board of trustees.

The chairman of the board of trustees, Mrs. Cohen, is the chairman of the trustee investment committee and appoints the other members of the trustee investment committee. The trustee investment committee currently consists of six trustees comprised of Mrs. Cohen, Mr. D. Cohen and four other trustees determined on a rotating basis. Since the Taberna merger, these four trustees are Mr. Stempel, Mr. Quigley, Mr. Promislo and Mr. Makadon.

Nominating and Governance Committee

The nominating and governance committee is appointed by the board of trustees to:

•

assist RAIT and the board of trustees in maintaining an effective and knowledgeable board of trustees, including assisting the board of trustees by identifying individuals qualified to become trustees and recommending to the board of trustees the trustee nominees for the next annual meeting of shareholders and the trustees to be appointed to the audit, compensation and nominating and governance committees, and

•	develop and recommend for the board of trustee’s consideration governance guidelines for RAIT.

All of the members of this committee have been determined by the board of trustees to be independent under applicable NYSE listing standards.

The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for trustee. In recommending trustee nominees to the board, the nominating and governance committee solicits candidate recommendations from its own members, other trustees and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential trustee nominees. The nominating and governance committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating and governance committee considers whether to fill those vacancies and, if applicable, considers various potential trustee candidates. These candidates are evaluated at regular or special meetings of the nominating and governance committee, and may be considered at any point during the year. The nominating and governance committee seeks to make its recommendations for trustee nominees for each annual meeting to the board of trustees at its January meeting immediately preceding the annual meeting. Mr. D. Cohen, Mr. Farnesi, Mr. Quigley and Mr. Stempel joined the board of trustees in December 2006 upon the effectiveness of the Taberna merger and were designated as trustees by Taberna pursuant to the related agreement and plan of merger.

The nominating and governance committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating and governance committee-recommended nominee. The nominating and governance committee seeks to insure that the membership of the board of trustees and each committee of the board of trustees satisfies all relevant listing standard requirements of the NYSE and applicable laws and regulations and all requirements of our governance documents. The nominating and governance committee seeks to achieve a mixture of skills which are all related to our business. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the nominating and governance committee may look for in any particular trustee nominee is dependent on the qualifications, qualities, experience and skills of the rest of the trustees at the time of any vacancy on the board of trustees.

The nominating and governance committee will consider candidates for nomination as a trustee recommended by shareholders, trustees, officers, third party search firms and other sources. In evaluating candidates, the nominating and governance committee considers the attributes of the candidate and the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The nominating and governance committee will consider individuals recommended by shareholders for nomination as a trustee in accordance with the procedures described under “Shareholder Proposals and Nominations.”

PROPOSAL 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to approve the selection of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. Although approval is not required by our bylaws or otherwise, the board of trustees is submitting the selection of Grant Thornton to our shareholders for approval as a matter of good corporate practice. The audit committee has engaged Grant Thornton to review our financial statements for the first three quarters of 2007 but has not yet engaged an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. If Grant Thornton is not approved, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RAIT and our shareholders.

The board of trustees unanimously recommends that the shareholders approve the selection of Grant Thornton, independent registered public accounting firm, to audit the financial statements of RAIT for the fiscal year ending December 31, 2007. Representatives of Grant Thornton are expected to be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of our last two fiscal years.

	2006	2005
Audit Fees(1)	$1,132,054	$461,244
Audit-Related Fees(2)	51,341	67,442
Tax Fees(3)	165,427	89,271
All Other Fees(4)	—	—

Total	$1,348,822	$617,957

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of our consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years. This includes fees of $239,512 associated with offerings and the Taberna merger.

(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not disclosed under “Audit Fees” above. These services consisted primarily of employee benefit plan audits and accounting consultations in 2006 and 2005.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance and tax return preparation in 2006 and 2005.

(4)	All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in the relevant periods.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit, audit- related and tax services described above were pre-approved by the audit committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule.

OTHER MATTERS

As of the date of this proxy statement, the board of trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all common shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage owned by each person who, to the knowledge of RAIT as of March 23, 2007, is the beneficial owner of more than 5% of the outstanding:

•	common shares;

•	7.75% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series A preferred shares; or

•	8.375% Series B cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series B preferred shares.

This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Shares	Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich	4,063,304(1)	6.4%

Common Shares	Mercury Real Estate Advisors LLC, David R. Jarvis and Malcom F. MacLean IV	4,388,119(2)	6.9%

Series A Preferred Shares	Neuberger Berman Inc. and Neuberger Berman, LLC	176,600(3)	6.4%

(1)

Information based on Schedule 13G filed December 20, 2006 stating that Eton Park Fund, L.P. and Eton Park Associates, L.P. had shared voting and dispositive power with respect to 1,422,156 common shares, that Eton Park Master Fund, Ltd. And Eton Park Capital Management, L.P. had shared voting and dispositive power with respect to 2,641,148 common shares and that Eric M. Mindich had shared voting and dispositive power with respect to 4,063,304 common shares. The address of these entities is reported as 825 Third Avenue, 9th Floor, New York, NY 10022.

(2)	Information based on Schedule 13G/A filed February 14, 2007 stating that Mercury Real Estate Advisors LLC, David R. Jarvis and Malcom F. MacLean IV had sole voting and dispositive power with respect to 4,388,119 common shares. The address of these entities is reported as Three River Road, Greenwich, CT 06807.

(3)	Information based on Schedule 13G filed February 13, 2007 stating that Neuberger Berman Inc. and Neuberger Berman, LLC had sole voting power with respect to 153,200 Series A preferred shares and shared dispositive power with respect to, and beneficially owned in the aggregate, 176,600 Series A preferred shares. The address of these entities is reported as 605 Third Avenue, New York, NY 10158.

Holders of the preferred shares generally have no voting rights and will have no voting rights at the annual meeting. The holders of these shares only obtain voting rights in limited circumstances, none of which have occurred. In particular, in the event dividends on either series of preferred shares were in arrears for six or more quarterly periods (whether or not consecutive), the holders of that series (voting together as a single class with all other shares of any class or series of shares ranking on a parity with any series which is entitled to similar voting rights, if any) would be entitled to vote for the election of two additional trustees to serve on the board of trustees until all such dividends in arrears have been paid or declared and set apart for payment. In addition, the issuance of future senior shares or certain changes to the terms of either series of preferred shares that would be materially adverse to the rights of holders of that series of preferred shares cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding shares of that series of preferred shares.

The following tables set forth the number and percentage owned as of March 23, 2007 by each of our present trustees, each of our present executive officers, and all of our present executive officers and trustees as a group of:

•	common shares; and

•	Series A preferred shares.

None of these persons owned any of the Series B preferred shares as of March 23, 2007. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common shares issuable pursuant to vested options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common shares	Trustees:
	Betsy Z. Cohen	572,272	(1)	*
	Daniel G. Cohen	1,766,099	(2)	2.8%
	Edward S. Brown	13,933	(3)	*
	Frank A. Farnesi	8,348	(4)	*
	S. Kristin Kim	21,902	(5)	*
	Arthur Makadon	12,402	(6)	*
	Daniel Promislo	16,433	(7)	*
	John F. Quigley III	8,185	(8)	*
	Murray Stempel III	13,574	(9)	*

	Non-Trustee Executive Officers:
	Ellen J. DiStefano	43,866	(10)	*
	Ken R. Frappier	32,701	(11)	*
	Jack E. Salmon	117,017	(12)	*
	Scott F. Schaeffer	134,359	(13)	*

	Other Named Executives:
	Jonathan Z. Cohen	33,729	(14)

	All trustees, executive officers and other named executives as a group (17 persons)	3,111,731		4.9%

*	Does not exceed 1%

(1)

Includes 287,619 common shares directly held by Mrs. Cohen; 12,212 common shares held in RAIT’s cash and deferred savings plan, or the RAIT 401(k) plan, for the benefit of Mrs. Cohen, 126,801 common shares held by a charitable foundation of which Mrs. Cohen serves as trustee, 41,200 common shares held in an IRA account for the benefit of Mrs. Cohen’s spouse, 70,690 common shares held by Solomon Investment

Partnership, L.P., a limited partnership of which Mrs. Cohen and her spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole limited partners; and 33,750 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 151,658 common shares held in a “rabbi” trust established in connection with the SERP established pursuant to Mrs. Cohen’s employment agreement with RAIT. Excludes 2,405 vested and 108,463 unvested phantom units granted pursuant to the RAIT equity compensation plan that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(2)	Includes 1,255,611 common shares held directly by Mr. Daniel G. Cohen, and 510,488 shares owned by an entity of which Mr. Cohen indirectly holds approximately 87.6% of the ownership interests. Also includes 197,078 restricted common shares that will vest more than sixty days from the date of the information in this table. Excludes 75,000 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table. Mr. Cohen has pledged 583,432 common shares as security.

(3)	Excludes 448 vested phantom shares granted pursuant to RAIT’s phantom share plan, or the phantom share plan. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 1,104 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(4)	Excludes 681 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(5)	Includes 7,500 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 1,396 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 1,104 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(6)	Includes 11,000 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 1,396 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 1,104 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(7)	Excludes 448 vested phantom shares. Redemption of these phantom shares will occur within 45 days from separation from service from the board of trustees for the corresponding number of common shares. Excludes 1,104 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(8)	Excludes 681 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(9)	Includes 5,389 common shares held in a trust for the benefit of Mr. Stempel’s spouse. Excludes 681 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(10)	Includes 5,637 common shares directly held by Ms. DiStefano, 64 common shares held in education IRAs for the benefit of Ms. DiStefano’s children, 6,915 common Shares held in a RAIT 401(k) plan account for the benefit of Ms. DiStefano, and 31,250 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 1,542 vested and 8,961 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table. Ms. DiStefano has pledged 4,341 common shares as security.

(11)

Includes 15,000 common shares directly held by Mr. Frappier, 3,000 common shares held by Mr. Frappier’s spouse, 3,201 common shares held in a RAIT 401(k) plan account for the benefit of Mr. Frappier, and 11,500 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 1,543 vested and 12,961 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(12)	Includes 11,116 restricted shares that will vest more than sixty days from the date of the information in this table. Excludes 10,000 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(13)	Includes 98,170 common shares directly held by Mr. Schaeffer, 8,064 common shares held in a RAIT 401(k) plan account for the benefit of Mr. Schaeffer and 28,125 common shares issuable upon exercise of vested options granted under the RAIT equity compensation plan. Excludes 5,305 vested and 43,189 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(14)	Includes 32,920 common shares held directly by Mr. Jonathan Cohen and 809 common shares held in a RAIT 401(k) plan account for his benefit. Excludes 2,652 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table. Mr. J. Cohen resigned as vice chairman, as a trustee and as secretary upon the effectiveness of the Taberna merger on December 11, 2006.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Series A Preferred Shares	Trustees:
	Betsy Z. Cohen	—		—
	Daniel G. Cohen	—		—
	Edward S. Brown	—		—
	Frank A. Farnesi	—		—
	S. Kristin Kim	—	(1)	—
	Arthur Makadon	—		—
	Daniel Promislo	4,000	(2)	*
	John F. Quigley, III	—		—
	Murray Stempel, III	—

Non-Trustee Executive Officers:
	Ellen J. DiStefano	—		—
	Ken R. Frappier	—		—
	Jack E. Salmon	—		—
	Scott F. Schaeffer	10,000		*

Other Named Executives:
	Jonathan Z. Cohen	—		—

	All trustees, executive officers and other named executives as a group (17 persons)	14,000		*

*	Does not exceed 1%

(1)	Excludes 2,000 Series A preferred shares held by Ms. Kim’s mother. Ms. Kim disclaims beneficial ownership of these Series A preferred shares.

(2)	Includes 4,000 Series A preferred shares held by the Historical Souvenir Co. MPP Plan dated December 21, 1995. Mr. Promislo is the sole trustee and beneficiary of this plan.

NON-TRUSTEE EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of our executive officers who is not also a trustee. For our officers who are also trustees, Betsy Z. Cohen and Daniel G. Cohen, this information can be found above under “Proposal 1. Election of Trustees—Names of Trustees, Principal Occupations and Other Information.”

Mitchell Kahn, age 34, became our co-president in December 2006 in connection with the Taberna merger. Mr. Kahn has been Taberna’s executive vice president since March 2005 and the president of Taberna’s subsidiary, Taberna Securities, LLC, since May 2006. Prior to joining Taberna, Mr. Kahn was a managing director at C & Co., an investment bank, from 2004 to 2005. Prior to joining C & Co., Mr. Kahn was a senior associate at Cadwalader, Wickersham & Taft LLP, a law firm, from 1998 to 2004 where he specialized in real estate finance, acquisitions and dispositions and representation of REITs and real estate operating companies.

Scott F. Schaeffer, age 44, has served as our co-president and co-chief operating officer since the Taberna merger in December 2006 and served as our president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America) from 1992 to 2000. Mr. Schaeffer was, until October 2002, a director of Resource America.

Jack E. Salmon, age 52, became our chief financial officer and treasurer in December 2006 in connection with the Taberna merger. Mr. Salmon has been Taberna’s executive vice president, chief financial officer and treasurer since March 2005. Mr. Salmon was employed by C & Co., an investment bank, from January 2005 until Taberna commenced operations in April 2005. From 2003 until joining C & Co., he was a vice president and chief accounting officer of The Rubenstein Company, L.P., a diversified privately-owned real estate company that owned a portfolio of office buildings with assets of approximately $1.0 billion during this period. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP, an accounting firm. Mr. Salmon was a partner with Arthur Andersen LLP, an accounting firm, from 1989 to 2002. As an audit partner with Arthur Andersen LLP, Mr. Salmon had responsibility for REIT initial public offerings and due diligence engagements. He also advised multiple REITs on mergers and acquisitions, portfolio transactions and SEC matters.

Plamen M. Mitrikov, age 33, became our executive vice president-asset management in December 2006 in connection with the Taberna merger. Mr. Mitrikov has been Taberna’s executive vice president-asset management since April 2006. From April 2003 to February 2006, Mr. Mitrikov held various positions, including that of vice president and director, in the structured credit products group at Merrill Lynch specializing in trust preferred and asset-backed securities collateralized debt obligations, or CDOs. Prior to joining Merrill Lynch, Mr. Mitrikov worked at Credit Suisse First Boston from January 2001 to March 2003 and Prudential Securities Asset Finance from November 1999 to December 2000 . While at Credit Suisse First Boston, Mr. Mitrikov worked on structuring home-equity transactions in the Asset Finance Group until 2002, when he joined the CDO group and concentrated on trust preferred CDOs.

Raphael Licht, age 39, became our chief legal officer, chief administrative officer and secretary in December 2006 in connection with the Taberna merger. Mr. Licht has been Taberna’s chief legal officer and secretary since March 2005 and Taberna’s executive vice president and chief administrative officer since April 2006. Mr. Licht also served as the chief legal officer of C & Co. from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (then affiliated with Mr. D. Cohen) and NCR Corporation. From 1997 until 2000,

Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood, P.C., a law firm, specializing in real estate and securities law. See “Certain Relationships and Related Party Transactions” regarding C & Co.

Ellen J. DiStefano, age 41, has served as our chief accounting officer since the Taberna merger in December 2006, served as our chief financial officer from October 1997 to December 2006, served as our executive vice president from December 1998 to December 2006 and served as our vice president from October 1997 until December 1998. From 1992 to August 1997, Ms. DiStefano was chief financial officer of Brandywine Construction & Management, Inc., or Brandywine, a Philadelphia, Pennsylvania-based national manager and developer of commercial, multifamily residential, office and hotel properties. Ms. DiStefano is a certified public accountant. See “Certain Relationships and Related Party Transactions” regarding Brandywine.

Ken R. Frappier, age 54, has served as our chief credit officer since the Taberna merger in December 2006 and served as our senior vice president-portfolio and risk management from April 2002 to December 2006. From December 1999 until he joined RAIT, Mr. Frappier was a senior vice president and regional chairman of the senior officers’ loan committee in Pennsylvania and Southern New Jersey for Hudson United Bank (a commercial bank), following the merger of Hudson United Bancorp (a bank holding company) and JeffBanks, Inc., (a bank holding company) of which Mr. Frappier had been senior vice president since 1993. Before 1993, Mr. Frappier was an executive vice president for Dominion Bancshares Corporation’s, or Dominion, Greater Washington Region (Northern Virginia, Washington, D.C. & Maryland) and, before the acquisition of State National Bank, or State, by Dominion in 1987, he was senior vice president and senior lender at State. Before 1977, he was a national bank examiner for the Comptroller of the Currency, a bureau of the U.S. Treasury Department.

EXECUTIVE OFFICER AND TRUSTEE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation policies seek to compensate and reward executive officers for their contribution to the success of RAIT and to provide appropriate compensation packages to attract, motivate, reward and retain talented executive officers. RAIT’s compensation committee has designed executive compensation programs to carry out these policies by rewarding performance that is directly relevant to our short-term and long-term success and goals relating to building value and generating distributions to our shareholders. It is structured with the following components: base salary, annual bonuses, equity-based compensation and other components described below. Our compensation committee is also responsible for applying our compensation policies by setting the base salary, annual bonuses and equity-based compensation for our executive officers, including our named executives, as well as setting equity-based compensation for all employees. Our named executives are Mrs. Cohen, Mr. D. Cohen, Ms. DiStefano, Mr. Salmon, Mr. Schaeffer, Mr. Frappier and Mr. J. Cohen. See “Executive Officer Compensation” below. The role of our compensation committee, its use of a compensation consultant and the participation of executive officers in the compensation process are discussed above. See “Information Concerning Our Board of Trustees, Committees and Governance-Compensation Committee.”

We believe that the long-term commitment of our current management team is a crucial factor to our future performance. We completed the Taberna merger in December 2006 and combined the executive management teams of RAIT and Taberna. To ensure the long-term commitment of key members of our management team, we entered into or amended employment agreements that were effective upon the Taberna merger with seven of our executive officers, including four of the named executives.

Objectives of Our Compensation Policies

Our compensation policies for our named executives have the following objectives:

We seek to attract and maintain key executives, including the named executives, by motivating them to achieve superior performance and rewarding them for that performance Key elements of compensation include:

•	a base salary that is determined in part by the named executive’s history of performance and prior compensation;

•	a discretionary cash bonus that is based on the compensation committee’s assessment of the named executive’s duties and performance within the context of RAIT’s overall performance; and

•

equity-based compensation in amounts that relate to anticipated performance with respect to long term objectives, in the form of phantom units, the value of which is contingent upon the performance of RAIT’s common share price, and subject to vesting schedules that require continued service with RAIT.

Base salary and bonus are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

We seek to align the interests of our named executives with our shareholders through long-term incentives in the form of equity-based compensation. In 2006 and January 2007, the compensation committee granted phantom units under our equity compensation plan to our named executives that, in each case, vest solely based on the passage of time. The compensation committee believes that time-vested equity awards, which in most cases have a vesting schedule more heavily weighted to the last vesting year, encourage executive retention because executives can realize value from such awards only if they remain employed with RAIT at least until the awards vest. The compensation committee also sought to achieve this objective in designing the supplemental retirement plan, or SERP, for Mrs. Cohen as required under her employment agreement. Approximately 50% of the benefit under the SERP for Mrs. Cohen consists of common shares. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below. We encourage our senior managers to accumulate and hold our equity securities equal in value to a multiple of their base salary through our stock ownership guidelines described below.

Implementing Our Objectives

Determining Compensation. We rely upon our judgment in making compensation decisions, after reviewing the performance of RAIT and carefully evaluating an executive’s performance during the year against anticipated results, leadership qualities, operational performance, business responsibilities, career with RAIT, current compensation arrangements and long-term potential to enhance shareowner value. We do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. Specific factors affecting compensation decisions for the named executives include:

•	key financial measurements of RAIT’s performance such as revenue, earnings, total dividends paid, return on average equity, total assets and total and relative shareholder return;

•

strategic objectives such as identifying the need to modify the business model and then as a result carrying out the strategy (for example, by identifying Taberna as the appropriate party for the transaction and completing the merger with Taberna); and

•	achieving specific operational goals for areas led by the named executive (for example, developing alternative sources of financing).

Benchmarking. We consider competitive market compensation paid by other companies but we do not attempt to maintain a certain target percentile within a peer group or set executive compensation through a formula incorporating this data. We believe this flexibility in our compensation programs and in the assessment process allows us to respond to and adjust for the evolving business environment. The compensation committee engages Cook to identify and provide information regarding compensation practices of a suitable peer group to assist the committee in analyzing market compensation. In 2006, the entire peer group consisted of the following companies, (some of whom had business activities similar to RAIT, but also did substantial business in other areas making direct comparisons difficult to evaluate). In addition, in 2006 the compensation committee separately reviewed members of the peer group that were real estate investment trusts, or REITs, had businesses most similar to RAIT, and were internally managed.

Allied Capital	Gramercy Capital*
American Financial Realty Trust	iStar Financial*
Anthracite Capital	ITLA Capital
Arbor Realty Trust*	JER Investors Trust
BRT Realty Trust	KKR Financial
Capital Lease Funding	Newcastle Investment
Capital Trust*	NorthStar Realty Finance*
Corus Bankshares	PMC Commercial Trust
Fremont General	Redwood Trust
Deerfield Triarc Capital

*	Internally managed REITs with similar businesses

Due to our enhanced business model resulting from the Taberna merger, we expect to compete for qualified personnel not only with companies in our historical business, but also in other sectors of the financial services industry. As a result, our compensation committee expects the peer group it uses will change to reflect financial services industry and investment banking components.

Allocation Between Equity Compensation and Cash Payments. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions; we use it as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. We also seek to balance compensation elements that are based on individual contributions to achieving RAIT’s financial, operational and strategic goals with others that are based on the performance of our common shares and our dividend record.

Allocation Between Types of Equity Compensation. From RAIT’s initial public offering in 1998 until 2004, the compensation committee granted stock options under the RAIT equity compensation plan to RAIT’s executive officers and employees. Beginning in 2005, the compensation committee began granting phantom units to RAIT’s executive officers and employees under the RAIT equity compensation plan. The compensation committee determined to make this change because it viewed phantom units with dividend equivalents as a tangible and more effective compensation award. In connection with the Taberna merger, RAIT assumed the Taberna 2005 Equity Incentive Plan, or the Taberna equity compensation plan. This was done primarily to accommodate outstanding restricted Taberna common share awards to Taberna employees that were exchanged for RAIT common shares in connection with the Taberna merger. RAIT does not intend to make further awards pursuant to the Taberna equity compensation plan.

Equity Grant Practices. The compensation committee’s general practice is to award equity compensation in connection with quarterly board of trustee meetings. Occasionally it has also held special meetings in connection with the grant of equity compensation to new trustees or employees or to consider a supplemental award for an employee. Grants of equity compensation are made without regard to anticipated earnings or other major announcements by RAIT. We have not repriced any of our outstanding stock options.

Stock Ownership Guidelines. In January 2005, the board of trustees adopted stock ownership guidelines, or the guidelines, upon the recommendation of the compensation committee with the intent of encouraging close alignment of the interests of our trustees and senior management with our shareholders. The guidelines apply to the following persons, including the named executives:

•	trustees on the board of trustees.

•	the following senior officers of RAIT:

•	chairman of the board and chief executive officer;

•	president and chief operating officer;

•	chief financial officer;

•	any executive vice president or senior vice president;

•	secretary; and

•	any other officer designated by the chief financial officer of RAIT, who is designated the administrator of the guidelines.

The guideline for each trustee is to own eligible RAIT securities with a value equal to or exceeding five times the cash portion of the trustee’s annual retainer then in effect. Each trustee who is also a senior officer is subject to the guidelines for senior officers. The guideline for each senior officer is to own eligible securities with a value equal to or exceeding such senior officer’s annual base salary then in effect. The guidelines provide that trustees and senior officers in January 2005 are expected to be in compliance with the guidelines by January 2008. Once achieved, compliance with the guidelines is expected for so long as the individual is subject to the guidelines. The administrator determines the period of time within which any trustee or senior officer becoming subject to the guidelines for the first time after January 2005 will be expected to achieve compliance with the guidelines. Compliance with the guidelines is expected, but not mandatory. However, in the event of non-compliance by any senior officer or trustee, any subsequent compensation decision by the compensation committee will take into consideration an equity-based component designed so that the senior officer or trustee would be in compliance with the guidelines. The guidelines are available on our website at www.raitft.com and are available in print to any shareholder who requests it. Please make any such request in writing to RAIT Financial Trust, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, Attention: Investor Relations.

Employment Agreements. Four of our named executives have employment agreements with RAIT and Mrs. Cohen has a SERP with RAIT. The employment agreements set floor amounts for base salary and, in certain cases, bonuses. In addition, these employment agreements and the SERP have change-in-control and non-change in control severance protection for these executives. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.” The compensation committee viewed these agreements and the SERP as an important component of a market competitive executive compensation program and of achieving the strategic benefits of the Taberna merger.

The Effect of Regulatory Requirements on Our Executive Compensation

Tax Code Section 162(m). The compensation committee periodically reviews the potential implications of Section 162(m) of the Internal Revenue Code, or the tax code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1.0 million for its named executive officers unless the compensation is performance-based within the meaning of section 162(m) of the tax code. Although the compensation committee will consider various alternatives for preserving the deductibility of compensation payments, the compensation committee reserves the right to award compensation to our executives, and in fact has done so with respect to certain of the named executives, that may not qualify under Section 162(m) as deductible compensation. Of the compensation paid to each of the named executives in 2006, all amounts were deductible by RAIT under Section 162(m) of the tax code.

Tax Code Section 409A. Tax code section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding tax code section 409A has not been issued, the compensation committee takes tax code Section 409A into account in determining the form and timing of compensation paid to our executives. RAIT operates and administers its compensation arrangements in accordance with a reasonable good faith interpretation of the new rules.

Tax Code Sections 280G and 4999. Tax code sections 280G and 4999 limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in tax code sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from RAIT in connection with a change in control. Certain of our employment agreements provide for excess parachute payments in some circumstances. The compensation committee considers the adverse tax liabilities imposed by tax code Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our named executive. The potential adverse tax consequences to RAIT and/or the executive, however, are not necessarily determinative factors in such decisions.

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which RAIT accounts for grants of equity-based compensation to our employees in our financial statements. The compensation committee takes into consideration the accounting treatment of alternative grant proposals under Statement of Financial Accounting Standards 123, as revised, “Share-Based Payment,” or SFAS 123R, when determining the form and timing of equity compensation grants to employees, including our named executives.

The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

Potential Impact on Compensation from Executive Misconduct. If the board of trustees determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of RAIT’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Elements of Our Compensation

Annual Cash Compensation

Base Salary. Base salaries are not intended to compensate individuals for extraordinary performance or for above-average performance by RAIT. Base salaries for executive officers are determined in part relative to pay practices in other real estate financing and/or asset management businesses and REITs, and in part by prior compensation and by an assessment of individual performance relative to responsibilities and objectives for performance. Base salaries are reviewed annually by the compensation committee. Some of our executive officers, including four of the named executives, have employment agreements with RAIT. These employment agreements set their base salary and provide that it may be increased but not decreased during the term of the agreement.

Bonus Plan. Executive officers are eligible to receive annual bonuses, which are generally based on our overall performance during the preceding year and the individual’s specific contribution to that performance. RAIT does not have a defined bonus pool. The compensation committee, in its discretion, determines the allocation and amount of annual bonus payments to executive officers. No formula performance measures have been established for determining the amount of bonus awards; however, the compensation committee considers both individual contribution to the overall performance of RAIT and the performance of the individual relative to expectations. Some of our executive officers, including four of the named executives, have employment agreements with RAIT. Two of these employment agreements set a minimum bonus and provide that it may be increased but not decreased during the term of the agreement.

The salaries paid and the annual bonuses awarded to the named executives in 2006 are discussed below and shown in the Summary Compensation Table below.

Equity-Based Compensation

Equity-based compensation awards are designed to focus executive officers on the long-term goals and performance of RAIT and to provide a reward based on a composite of factors including our performance relative to the performance of others in our sector both as to return on equity and other industry appropriate financial measures.

The RAIT equity compensation plan was amended and restated in May 2005 to permit grants of a variety of types of equity compensation, including phantom units, to employees of RAIT. Since 2005, the compensation committee has only awarded equity compensation in the form of phantom units to our executive officers, including the named executives. These phantom units vest over time, are redeemable for the equivalent number of our common shares on the date of redemption which occurs after vesting and provide for the payment of dividend equivalents prior to redemption. All terms of phantom units issued to employees are determined by the compensation committee at the time of grant. Participation in the RAIT equity compensation plan is at the discretion of the compensation committee and is determined by potential contribution to, or impact upon, the overall performance of RAIT by the employee. Phantom units offer executives the opportunity to receive common shares on the relevant redemption date. In this regard, phantom units serve both to reward and retain executives, as the value of the phantom unit is linked to the price of common shares on the relevant redemption date. The phantom units granted to the named executives in 2006 are described below. See “Compensation for the Named Executives in 2006” and the “Grants of Plan-Based Awards in 2006” table below.

As discussed above, in connection with the Taberna merger, two of the named executives, Mr. D. Cohen and Mr. Salmon, received restricted RAIT common shares in exchange for their restricted Taberna common shares granted under the Taberna equity compensation plan. RAIT will not make further awards pursuant to the Taberna equity compensation plan.

Other Compensation

Other Components of Compensation. RAIT provides certain other forms of compensation and benefits to the named executives, including perquisites and 401(k) matching contributions, as discussed below. The compensation committee has reviewed these other components of compensation in relation to the total compensation of the named executives, and determined that they are reasonable and appropriate.

Perquisites. None of our named executives received perquisites equal to or greater than $10,000 in 2006. We do not emphasize perquisites as part of the compensation packages we offer and seek to emphasize other elements.

401(k)Plans. We maintain the RAIT 401(k) plan for our employees and assumed the Taberna 401(k) plan in connection with the Taberna merger because we wish to encourage our employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. Of our named executives, Mrs. Cohen, Ms. DiStefano, Mr. Schaeffer and Mr. Frappier participate in the RAIT 401(k) plan, Mr. D. Cohen and Mr. Salmon participate in the Taberna 401(k) plan and Mr. J. Cohen participated in the RAIT 401(k) plan until his resignation in December 2006 in connection with the Taberna merger.

The RAIT 401(k) plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which we supplement with matching contributions in the form of common shares. During 2006, we matched 75% of the employee contributions with common shares. Any matching contribution made by RAIT pursuant to this plan vests 20% per year of service. While participation in the RAIT 401(k) plan is at the discretion of the qualified employee, the intent was, and remains, to reward all employees, including executive officers, based on the long-term success of RAIT as measured by the return to shareholders. Participants may elect to defer any percentage of their eligible compensation and have RAIT contribute it to the RAIT 401(k) plan. Participants’ accounts are increased or decreased by the earnings or losses of their individually-directed investments. Investments offered under the RAIT 401(k) plan cover a wide range of risk levels and include common shares and individual brokerage accounts. Investments in common shares with the employee’s contributions are neither required nor encouraged. The RAIT 401(k) plan allows participants to borrow or take hardship distributions from their accounts. RAIT 401(k) plan benefits are payable at death, termination of employment, disability, retirement or after attainment of age 59 1/2.

The Taberna 401(k) plan also offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. During 2006 after the Taberna merger, RAIT provided a 4% cash match of the employee contributions and paid an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the Taberna 401(k) plan vests 33% per year of service. No common shares are issued pursuant to the Taberna 401(k) plan. We are exploring whether and how to combine our 401(k) plans into a single plan.

RAIT contributed employer matches on behalf of the named executives as set forth in footnote 4 in the Summary Compensation Table.

Post-Termination Compensation. We have entered into employment agreements with members of our senior management team, including four of the named executives. Each of these agreements provides for payments and other benefits if the executive’s employment terminates under specified circumstances, including in the event of a “change in control”. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control” for a description of these severance and change in control benefits.

The compensation committee believes that these severance and change in control arrangements are an important part of overall compensation for these named executives because they help to secure the continued employment and dedication of these named executives, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

The executive employment agreements also contain provisions that prohibit the executive from disclosing RAIT’s confidential information and, for some named executives, prohibit the executive from engaging in certain competitive activities or soliciting any of our employees or customers. An executive will forfeit his right to receive post-termination compensation if he breaches these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure the long-term success of RAIT.

Supplemental Retirement Compensation. We have a SERP for Mrs. Cohen that is discussed below. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below.

Compensation for the Named Executives in 2006

The specific compensation decisions made for each of the named executives for 2006 reflect our strong performance against key financial and operational measurements and the achievement of important strategic objectives through the Taberna merger and our initial CDO. In making these decisions, the compensation committee took particular note of our increase in revenues, earnings, total dividends paid and total assets from the previous fiscal year, the cumulative total return on the common shares since our initial public offering, our return on average equity compared to our peer group, and the completion of the Taberna merger. In addition, the compensation committee considered the compensation of other executive officers at comparable companies as discussed in “Benchmarking” above. A more detailed analysis of our financial and operational performance is contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our 2006 Annual Report filed with the SEC.

Betsy Z. Cohen

Mrs. Cohen served as our chairman and chief executive officer in 2006 until the Taberna merger in December 2006 and as our chairman after the Taberna merger. The compensation committee believes that the leadership of Mrs. Cohen was a principal reason that we were able to produce the financial and operational results referred to above and that Mrs. Cohen was instrumental in identifying the strategic objective of modifying our business model, and thereafter completing the Taberna merger and our initial CDO to achieve this objective. Mrs. Cohen has a compensation program that is generally governed by her employment agreement and combines base salary, cash bonuses and long-term incentive compensation, consisting of grants of phantom units in 2006, post-termination compensation and a SERP established pursuant to her employment agreement. Mrs. Cohen waived her rights under her employment agreement to terminate her employment for “good reason” upon or as a result of the Taberna merger in June 2006 and entered into an amended and restated employment agreement and SERP in December 2006 effective upon the Taberna merger.

The compensation committee adjusted and, at her suggestion, decreased Mrs. Cohen’s base salary because the SERP for her benefit became fully funded by virtue of the terms of her amended and restated employment agreement and as a result she elected to begin to receive payments from the SERP in July 2007. The compensation committee further determined to award Mrs. Cohen a bonus of $800,000 and a retention bonus of $42,300 in 2006. The compensation committee granted her 8,463 phantom units in October 2006 vesting at a rate of 50% per year over two years and 100,000 phantom units in January 2007 vesting over four years at 20% per year for the first three years and 40% in the fourth year. The compensation committee determined to amend and restate Mrs. Cohen’s SERP in December 2006 as noted above. The benefits of Mrs. Cohen’s SERP will commence to be distributed to her in July 2007 as described below. Mrs. Cohen’s receipt of her SERP benefits in July 2007 is not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen.”

Daniel G. Cohen

Mr. D. Cohen was the chief executive officer and chairman of the board of Taberna and became our chief executive officer and a trustee in December 2006 after the effectiveness of the Taberna merger. We entered into an employment agreement with Mr. D. Cohen in order to ensure Mr. D. Cohen’s continued service to us after the Taberna merger and in consideration of the rights Mr. D. Cohen would have had under his prior employment agreement with Taberna. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Daniel G. Cohen.” for a description of the terms of this employment agreement. In accordance with his employment agreement, Mr. D. Cohen received base salary at an annual rate of $600,000 in 2006, substantially all of which was paid by Taberna prior to the merger, increased to an annual rate of $660,000 in January 2007. The compensation committee granted him 75,000 phantom units in January 2007 vesting over five years at 20% per year.

Jack E. Salmon

Mr. Salmon was an executive vice president, the chief financial officer and treasurer of Taberna and became our chief financial officer and treasurer in December 2006 after the effectiveness of the Taberna merger. We entered into an employment agreement with Mr. Salmon in order to ensure Mr. Salmon’s continued service to us after the Taberna merger and in consideration of the rights Mr. Salmon would have had under his prior employment agreement with Taberna. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Jack E. Salmon” for a description of the terms of this employment agreement. In accordance with his employment agreement, Mr. Salmon received base salary at an annual rate of $400,000 in 2006, substantially all of which was paid by Taberna prior to the merger, increased to an annual rate of $440,000 in January 2007. The compensation committee granted him 10,000 phantom units in January 2007 vesting over four years at 20% per year for the first three years and 40% in the fourth year.

Ellen J. DiStefano

Ms. DiStefano served as our chief financial officer and executive vice president in 2006 until the effectiveness of the Taberna merger and as our chief accounting officer after the effectiveness of the Taberna merger. In determining the compensation of Ms. DiStefano, the compensation committee reviewed the recommendation of Mrs. Cohen and evaluated Ms. DiStefano’s performance in the context of her role as our chief financial officer before the Taberna merger, managing the accounting function and both the internal and outside providers of accounting services. Ms. DiStefano does not have an employment agreement. The compensation committee determined to maintain Ms. DiStefano’s base salary at an annual rate of $311,684 in 2006. The compensation committee further determined to award Ms. DiStefano a bonus of $75,000 and a retention bonus of $25,380 in 2006. The compensation committee granted her 3,701 phantom units in January 2006 vesting over four years at 20% per year for the first three years and 40% in the fourth year and 6,000 phantom units in January 2007 vesting over four years at 20% per year for the first three years and 40% in the fourth year.

Scott F. Schaeffer

Mr. Schaeffer served as our president and chief operating officer in 2006 until the effectiveness of the Taberna merger and as our co-president and co-chief operating officer after the effectiveness of the Taberna merger. Mr. Schaeffer was instrumental in the 61% increase in RAIT’s loan production, a critical element of our growth, as well as playing a significant role in the successful marketing of our first CDO which permitted us to price our loan products more profitably. Mr. Schaeffer has a compensation program that is generally governed by his employment agreement and combines base salary, cash bonuses and long-term incentive compensation, consisting of grants of phantom units, and post-termination compensation. Mr. Schaeffer waived his rights under his employment agreement to terminate his employment for certain events of good reason upon or as a result of the Taberna merger in June 2006 and entered into an amended and restated employment agreement in December 2006 effective upon the Taberna merger. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Scott F. Schaeffer” for a description of the terms of this employment agreement. The compensation committee determined to maintain Mr. Schaeffer’s base salary at an annual rate of $500,000 in 2006. The compensation committee further determined to award Mr. Schaffer a bonus of $500,000 and a retention bonus of $21,150 in 2006. The compensation committee granted him 18,505 phantom units in January 2006 vesting over four years at 20% per year for the first three years and 40% in the fourth year, 3,385 phantom units in October 2006 vesting at a rate of 50% per year over two years and 25,000 phantom units in January 2007 vesting over four years at 20% per year for the first three years and 40% in the fourth year.

Ken R. Frappier

Mr. Frappier served as our senior vice president- portfolio and risk management of RAIT in 2006 until the effectiveness of the Taberna merger and as our chief credit officer after the effectiveness of the Taberna merger. Mr. Frappier continued to perform extremely well in his credit and risk oversight functions. In the past year he also was instrumental in establishing a new banking relationship by negotiating and obtaining a $335.0 million line of credit with KeyBank, as well as participating in the structuring of our first CDO financing. Mr. Frappier does not have an employment agreement. The compensation committee determined to maintain Mr. Frappier’s base salary at an annual rate of $175,000 in 2006. The Compensation Committee further determined to award Mr. Frappier a bonus of $570,000 and a retention bonus of $59,550 in 2006. The compensation committee granted him 3,701 phantom units in January 2006 vesting over four years at 20% per year for the first three years and 40% in the fourth year and 10,000 phantom units in January 2007 vesting over four years at 20% per year for the first three years and 40% in the fourth year.

Jonathan Z. Cohen

Mr. J. Cohen served as our vice chairman, as a trustee and as secretary in 2006 and resigned upon the effectiveness of the Taberna merger in December 2006. Due to the impending merger with Taberna, and Mr. J. Cohen’s intention to resign upon the effectiveness of the merger, Mr. J. Cohen’s compensation was not reviewed in 2006. Mr. J. Cohen did not have an employment agreement. Mr. J. Cohen received a base salary at an annual rate of $250,000 in 2006 and a retention bonus of $16,920 in 2006, all of which were determined in 2005. In addition, the compensation committee granted Mr. J. Cohen 1,850 phantom units in January 2006 that originally vested over four years. In December 2006, the compensation committee determined to vest these phantom units immediately so that they would be redeemed after Mr. J. Cohen’s resignation in recognition of his service to RAIT and so he would be treated similarly to Taberna trustees who resigned in connection with the Taberna merger whose unvested Taberna common shares had been amended to vest prior to their resignation. Mr. J. Cohen is the son of Mrs. Cohen and the brother of Mr. D. Cohen.

Executive Officer Compensation

The following table provides summary information about compensation expensed or accrued by RAIT during the fiscal year ended December 31, 2006, for the following persons, who we refer to as the named executives:

•

the two persons who served as our chief executive officer during 2006: Betsy Z. Cohen from January 1, 2006 through the effective time of the Taberna merger on December 11, 2006 and Daniel G. Cohen thereafter;

•

the two persons who served as our chief financial officer during 2006: Ellen J. DiStefano from January 1, 2006 through the effective time of the Taberna merger on December 11, 2006 and Jack E. Salmon thereafter;

•

the most highly compensated executive officers other than our CEO and CFO serving at the end of the fiscal year ended December 31, 2006 with total compensation in excess of $100,000 (two persons): Scott F. Schaeffer and Ken R. Frappier; and

•	one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal 2006: Jonathan Z. Cohen.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Betsy Z. Cohen Chief Executive Officer and Chairman(5)	2006	700,000	842,300	31,250	4,565,699	21,157	6,160,406

Daniel G. Cohen Chief Executive Officer(6)	2006	32,877	—	273,998	—	338	307,213

Ellen J. DiStefano Chief Financial Officer(7)	2006	311,684	100,380	25,000	—	13,303	450,367

Jack E. Salmon Chief Financial Officer(6)	2006	21,918	—	7,714	—	338	29,970

Scott F. Schaeffer Co-President	2006	500,000	521,150	137,500	—	15,356	1,174,006

Ken R. Frappier Chief Credit Officer(8)	2006	175,000	629,550	25,000	—	17,056	846,606

Jonathan Z. Cohen Vice Chairman and Secretary(9)	2006	246,144	16,920	49,987	—	1,564	314,615

(1)	Each of the named executives contributed a portion of their salary to our 401(k) savings plan or the Taberna 401(k) plan assumed in connection with the Taberna merger.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of options and phantom units granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For options and phantom units, fair value is calculated using the closing price of our stock on the date of grant. Messrs. D. Cohen and Salmon received Taberna restricted common share awards during their employment with Taberna that did not fully vest upon the effectiveness of the Taberna merger. These restricted share awards are reflected similarly to that of the options and phantom units, in that the SFAS 123R expense is reflected above (pro-rated based upon total shares vested, pre- and post-merger) and the award granted to each of Messrs D. Cohen and Salmon are reflected in the “Grants of Plan-Based Awards” table. For additional information on the valuation assumptions with respect to these grants, refer to note 11 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. See “Grants of Plan-Based Awards” table for information on all awards made in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executives.

(3)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in 2006 for each of the named executives. All of the amounts shown for Mrs. Cohen represent the change in pension value of her SERP. Ms. Cohen is the only executive of RAIT that is covered by a SERP. For a description of the SERP, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below. There were no above-market or preferential earnings on non-qualified deferred compensation for any of the named executives in 2006.

(4)	The following table describes the component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)	Dividend Equivalents on Phantom Units	Total ($)
		(a)	(b)	(c)
Betsy Z. Cohen	2006	15,000	6,157	21,157

Daniel G. Cohen	2006	338	—	338

Ellen J. Distefano	2006	11,250	2,053	13,303

Jack E. Salmon	2006	338	—	338

Scott F. Schaeffer	2006	11,250	4,106	15,356

Ken R. Frappier	2006	15,000	2,056	17,056

Jonathan Z. Cohen	2006	—	1,564	1,564

(a)	This column reports the total amount of RAIT matching contributions to the named executive’s 401(k) savings account, up to the limitations imposed under IRS rules. Under the terms of the RAIT 401(k) plan, we match 75% of employee contributions for all participants. Our match is made entirely in RAIT common shares. Messrs D. Cohen and Salmon were not plan participants of RAITs 401(k) plan but were participants in Taberna’s 401(k) plan. RAIT assumed the obligations under this plan upon the merger of Taberna and RAIT on December 11, 2006. Under this plan, RAIT matches 4% of employee’s eligible compensation and may provide a 2% discretionary profit sharing match up to the IRS imposed restrictions. See “Compensation Discussion and Analysis- The Elements of Our Compensation -Other Compensation-401(k) Plans”

(b)	This column reports amounts paid as dividend equivalents relating to vested phantom units.

(c)	The aggregate amount of perquisites and other personal benefits and property for any named executive does not exceed $10,000 and so is not reflected in the total in accordance with SEC rules.

(5)	Mrs. Cohen served as our chief executive officer in 2006 until the effectiveness of the Taberna merger on December 11, 2006. Mrs. Cohen also served as our chairman of the board of trustees in 2006 and continues to serve in this position.

(6)	Messrs D. Cohen and Salmon became executive officers of RAIT upon the effectiveness of our merger with Taberna on December 11, 2006. Amounts presented for Messrs D. Cohen and Salmon reflect amounts paid or accrued from December 11, 2006 through December 31, 2006.

(7)	Ms. DiStefano served as our chief financial officer and as an executive vice president of RAIT in 2006 until the effectiveness of the Taberna merger on December 11, 2006. Since the effectiveness of the Taberna merger, Ms. DiStefano serves as our chief accounting officer.

(8)	Mr. Frappier served as a senior vice president- portfolio and risk management of RAIT in 2006 until the effectiveness of the Taberna merger on December 11, 2006. Since the effectiveness of the Taberna merger, Mr. Frappier serves as our chief credit officer.

(9)	Mr. J. Cohen served as our vice chairman of the board of trustees and secretary in 2006 until the effectiveness of the Taberna merger on December 11, 2006. He resigned from his positions with RAIT upon the effectiveness of the Taberna merger.

Grants of Plan-Based Awards in 2006

The following table provides information about equity awards granted to the named executives in 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Betsy Z. Cohen	10/24/2006	8,463	250,000

Daniel G. Cohen	12/11/2006	304,700	10,472,539

Ellen J. DiStefano	1/24/2006	3,701	100,000

Jack E. Salmon	12/11/2006	14,146	486,198

Scott F. Schaeffer	1/24/2006	18,505	500,000
	10/24/2006	3,385	100,000

Ken R. Frappier	1/24/2006	3,701	100,000

Jonathan Z. Cohen	1/24/2006	1,850	50,000

(1)	This column shows the number of phantom units or restricted shares granted in 2006 to the named executives. Regarding Mrs. Cohen and Ms. DiStefano and Messrs. Schaeffer, Frappier, and J. Cohen, these amounts reflect phantom units granted pursuant to the RAIT equity compensation plan during 2006. These awards (other than Mr. J. Cohen’s awards) vest on each anniversary date of the date of grant in the percentages indicated as follows: Mrs. Cohen—8,463 phantom units vesting 50% and 50% over two years; Ms. Distefano—3,701 phantom units vesting 20%, 20%, 20% and 40% over four years; Mr. Schaeffer—18,505 phantom units vesting 20%, 20%, 20% and 40% over four years, and 3,385 phantom units vesting 50% and 50% over two years and Mr. Frappier—3,701 phantom units vesting 20%, 20%, 20% and 40% over four years. Mr. J. Cohen’s 1,850 phantom units vested in December 2006. Regarding Messrs. D. Cohen and Salmon, these amounts reflect Taberna restricted common share awards received during their employment with Taberna under the Taberna equity compensation plan that were not fully vested upon the effectiveness of the Taberna merger. These restricted share awards converted into RAIT restricted share awards based upon the conversion ratio in the Taberna merger of 0.5389 of a RAIT common share for every Taberna common share. Under SFAS 123R, the unvested portions of these restricted share awards were revalued at the closing price on the date of the Taberna merger, or $34.37, on December 11, 2006. These restricted share awards maintained their original vesting provisions. These awards vest in equal quarterly installments as follows: Mr. Cohen—102,932 restricted shares vesting quarterly through March 31, 2008, 60,307 restricted shares vesting quarterly through June 30, 2008 and 141,461 restricted shares vesting quarterly through March 31, 2010; and Mr. Salmon—14,146 restricted shares vesting quarterly through March 31, 2010.

(2)	This column shows the full grant date fair value of phantom units and restricted share awards under SFAS 123R granted to the named executives in 2006. Generally, the full grant date fair value is the amount that RAIT would expense in its financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value is based on the closing stock price of our common shares on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We provide additional disclosure below of factors relating to the Summary Compensation Table and Grants of Plan-Based Awards in 2006 Table, including descriptions of the employment agreements of some of the named executives and the terms of their 2006 equity compensation.

Employment Agreements

RAIT has entered into employment agreements with the following named executives: Betsy Z. Cohen, Daniel G. Cohen, Jack E. Salmon and Scott F. Schaeffer. The post-termination and severance provisions of these agreements are discussed in “Potential Payments on Termination or Change-In-Control” below.

Betsy Z. Cohen

On January 23, 2002, RAIT entered into an employment agreement with Betsy Z. Cohen employing her as its chairman and chief executive officer with an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under her agreement, as amended, (i) Mrs. Cohen continues as chairman of the board of trustees of RAIT (prior to the amendment she was also the chief executive officer of RAIT); (ii) the employment agreement would now have a continuous three year term (prior to the amendment the term was a continuous five year term); (iii) her annual base salary was reduced to $375,000 (prior to the amendment her 2006 annual base salary was $700,000). Mrs. Cohen’s base salary may be increased by the compensation committee based upon its evaluation of Mrs. Cohen’s performance. Mrs. Cohen is also eligible for bonuses as determined by the compensation committee. The base salary and bonus paid to Mrs. Cohen in 2006 are set forth in the “Summary Compensation Table” above. The employment agreement also provides for the establishment of a SERP for Mrs. Cohen that is described below. The employment agreement provides that RAIT shall establish a trust to serve as the funding vehicle for the SERP benefits and shall make contributions to the trust in such amounts or in such number of common shares as RAIT reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution.

In connection with the amendment of Mrs. Cohen’s employment agreement, RAIT memorialized the terms of the SERP benefit set forth in Mrs. Cohen’s employment agreement in an amended and restated SERP plan document. The SERP also incorporated the relevant provisions of Section 409A of the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan that only covers Mrs. Cohen. Under the terms of the SERP, Mrs. Cohen’s benefit consists of two components, a common share component and a cash component. The common share component will be paid to Mrs. Cohen entirely in the form of common shares which will be distributed to Mrs. Cohen in a single sum on July 1, 2007. These common shares are currently held in a rabbi trust established for purposes of the SERP. The cash component is equal to 50% of the amount determined by subtracting the “primary social security benefit” (as defined in the SERP Plan) from 60% of her three year average annual compensation for the 2004, 2005 and 2006 calendar years, increased by 1/2 % for each month between October 29, 2006 and the date on which the cash benefit portion commences to be paid. The cash component will commence to be distributed to Mrs. Cohen in a 50% joint and survivor annuity on July 1, 2007. RAIT has contributed to the rabbi trust an amount intended to cover this cash benefit.

As of December 31, 2006, the SERP benefit was fully vested and RAIT had deposited 128,334 common shares (an additional 23,324 common shares were acquired through dividend reinvestment, resulting in a total of 151,658 common shares held by the rabbi trust) and $4,472,000 of cash into the rabbi trust. Dividends on these common shares will be reinvested in additional common shares that will be a part of the common share component. Based upon current actuarial calculations, the benefit obligation owed is $8,842,000 and has been fully funded as of December 31, 2006.

Mrs. Cohen’s receipt of her SERP benefits in July 2007 is not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit.

Daniel G. Cohen

On June 8, 2006, RAIT entered into an employment agreement with Mr. D. Cohen which became effective upon completion of the Taberna merger. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. D. Cohen shall be chief executive officer and provides for an initial annual base salary of $600,000. The base salary may be increased in the discretion of the compensation committee; provided, however, that on each of January 1, 2007 and January 1, 2008, the base salary for Mr. Cohen will be increased by no less than 10%. The employment agreement provides that he may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The compensation committee may in its discretion increase, but shall not decrease, the bonus amount. The employment agreement provides that Mr. D. Cohen is eligible to participate in the RAIT equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time.

Scott F. Schaeffer

On January 23, 2002, RAIT entered into an employment agreement with Scott F. Schaeffer employing him as its president and chief operating officer. The agreement had an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under his agreement, as amended, Mr. Schaeffer will serve as the co-president and co-chief operating officer of RAIT (prior to the amendment he did not share these positions); the employment agreement will now have a continuous three year term (prior to the amendment the term was a continuous five year term); and his annual base salary was maintained at $500,000. Under the agreement, Mr. Schaeffer receives base compensation which may be increased by the compensation committee based upon its evaluation of his performance. Mr. Schaeffer is also eligible for bonuses as determined by the Compensation Committee and is entitled to a car allowance of not less than $500 per month. The base salary and bonuses paid to Mr. Schaeffer in 2006 are set forth in the “Summary Compensation Table” above.

Jack E. Salmon

On June 8, 2006, RAIT entered into an employment agreement with Mr. Salmon which became effective upon completion of the Taberna merger. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Salmon shall be chief financial officer (reporting to the chief executive officer) and provides for an initial annual base salary of $400,000. Any increase in salary shall be subject to the discretion of the compensation committee. The employment agreement provides that Mr. Salmon may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The employment agreement provides that

Mr. Salmon is eligible to participate in the RAIT equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time.

Equity Compensation in 2006

The vesting schedule of the phantom units granted in 2006 by the compensation committee pursuant to the RAIT equity compensation plan are described in footnote 1 to the “Grants of Plan-Based Awards in 2006” table above. These phantom units are redeemed one year after vesting. An amount equal to any dividend declared on a common share, or a dividend equivalent, is paid on each vested phantom unit and accrued on each unvested phantom unit to be paid in a lump sum upon vesting. Dividend equivalents on phantom units awarded after 2006 are paid when dividends on common shares are paid, regardless of vesting. The vesting schedule of Mr. J. Cohen’s phantom units awarded in January 2006 was modified. See “Compensation Discussion and Analysis-Compensation for the Named Executives in 2006-Jonathan Z. Cohen” above.

Effective upon the closing of the Taberna merger, RAIT assumed the Taberna equity compensation plan, and Taberna’s obligations thereunder. RAIT does not intend to make any further awards under the Taberna equity compensation plan. Mr. D. Cohen and Mr. Salmon are among the persons who will continue to hold RAIT common shares issued subject to restrictions under the Taberna Plan. The terms of these awards are described in footnote 1 to the “Grants of Plan-Based Awards in 2006” table above.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock options, phantom unit and restricted stock by the named executives. This table includes unexercised and unvested option awards, unvested phantom units, and unvested restricted shares. Each equity grant is shown separately for each named executive. The market value of the stock awards is based on the closing market price of RAIT common shares as of December 31, 2006, which was $34.48. For additional information about the option awards and share awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis” above.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Betsy Z. Cohen	33,750	11,250	23.15	10/21/2013	8,463	(1)	291,804
Daniel G. Cohen	—	—	—	—	268,826	(2)	9,269,120
Ellen J. DiStefano	10,000	—	10.75	11/9/2009	3,701	(1)	127,610
	17,500	—	15.00	1/14/2008	—		—
	3,750	1,250	23.15	10/21/2013	—		—
Jack E. Salmon	—	—	—	—	13,136	(2)	452,929
Scott F. Schaeffer	28,125	9,375	23.15	10/21/2013	21,890	(1)	754,767
Ken R. Frappier	9,000	—	19.85	4/3/2012	3,701	(1)	127,610
	2,500	—	26.40	1/29/2014	—		—
Jonathan Z. Cohen	—	—	—	—	—		—

(1)

These awards vest on each anniversary date of the date of grant in the percentages indicated as follows: Mrs. Cohen—8,463 phantom units vesting 50% and 50% over two years; Ms. Distefano—3,701 phantom units vesting 20%, 20%, 20% and 40% over four years; Mr. Schaeffer—18,505 phantom units vesting 20%, 20%, 20% and 40% over four years, and 3,385 phantom units vesting 50% and 50% over two years; and

Mr. Frappier—3,701 phantom units vesting 20%, 20%, 20% and 40% over four years. This column does not include vested, unredeemed phantom units held at December 31, 2006 and their corresponding market value as follows: Mrs. Cohen-2,405 phantom units at $82,924; Ms. DiStefano-802 phantom units at $27,653; Mr. Schaeffer-1,604 phantom units at $55,306; Mr. Frappier-803 phantom units at $27,687; and Mr. J. Cohen-2,652 phantom units at $91,441.

(2)	These amounts reflect Taberna restricted common share awards received during their employment with Taberna that were converted into RAIT restricted share awards based upon the conversion ratio in the Taberna merger of 0.5389 of a RAIT common share for every Taberna common share and were unvested as of December 31, 2006. These awards vest in equal quarterly installments as follows: Mr. Cohen—102,932 restricted shares vesting quarterly through March 31, 2008, 60,307 restricted shares vesting quarterly through June 30, 2008 and 141,461 restricted shares vesting quarterly through March 31, 2010; and Mr. Salmon—14,146 restricted shares vesting quarterly through March 31, 2010.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information for the named executives with respect to:

•	stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized; and

•

the number of shares acquired upon the vesting of stock awards in the form of phantom units or restricted shares or otherwise and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Betsy Z. Cohen(1)	198,336	2,758,854	—	—
Daniel G. Cohen(2)	—	—	35,874	1,236,936
Ellen J. Distefano(3)	2,841	47,132	—	—
Jack E. Salmon(4)	—	—	1,010	34,825
Scott F. Schaeffer	—	—	—	—
Ken R. Frappier(5)	6,000	82,800	—	—
Jonathan Z. Cohen(6)	500	8,805	—	—

(1)	Mrs. Cohen exercised 198,336 stock options on June 28, 2006, with an exercise price of $15.00 and a market price of $28.91.

(2)	Mr. D. Cohen acquired 35,874 common shares at a market price of $34.48 when a portion of his restricted shares vested on December 31, 2006.

(3)	Ms. DiStefano exercised 2,841 stock options on May 3, 2006, with an exercise price of $9.00 and a market price of $25.59.

(4)	Mr. Salmon acquired 1,010 common shares at a market price of $34.48 when a portion of his restricted shares vested on December 31, 2006.

(5)	Mr. Frappier exercised 6,000 stock options on December 22, 2006, with an exercise price of $19.85 and a market price of $33.65.

(6)	Mr. Cohen exercised 500 stock options on November 17, 2006, with an exercise price of $15.00 and a market price of $32.61.

Pension Benefits

The following table describes aspects of Mrs. Cohen’s SERP, which is described above. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Betsy Z. Cohen” and note 11 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. RAIT does not have any other pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Betsy Cohen	RAIT Executive Pension Plan	4	$8,843,641	$0

Potential Payments on Termination or Change-In-Control

As noted under “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements,” we have entered into employment agreements with four of our named executives. These agreements provide for certain payments and other benefits if a named executive’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of RAIT (as defined in the agreement). A named executive’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The tables below summarize these rights and the amount of any payments and benefits due under certain circumstances for the named executive indicated.

Betsy Z. Cohen

Under Mrs. Cohen’s employment agreement, as amended, (i) if her employment is terminated without “cause” or she resigns for “good reason” during the term of the employment agreement and she executes and does not revoke a mutual release, she will now receive (a) a lump sum cash severance payment equal to three times the sum of her base salary and target annual cash bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary) (prior to the amendment this cash severance payment was equal to the base salary that would be payable to her over the remaining period of the employment term), (b) a pro rata portion of her target bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary) (prior to the amendment the pro rated bonus would only apply if she had a bonus opportunity for the year of termination), (c) continued medical coverage for 18 months for herself and her spouse and dependents as if she had continued in employment with RAIT, or, at our election, the after-tax cost of such coverage if her continued participation is not permitted or would have adverse tax consequences to the plan, and (d) all other amounts earned, accrued and owing but not yet paid to her; (ii) if her employment is terminated on account of her death or disability, she will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of her death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary) (prior to the amendment the pro rated bonus would only apply if she had a bonus opportunity for the year of termination); and (iii) if a “change of control” of RAIT occurs and Mrs. Cohen receives an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code), RAIT will fully gross her up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment (prior to the amendment there was no gross up provision).

Mrs. Cohen is fully vested in her entire benefit under the SERP; however, if her employment terminates on account of her engaging in conduct that constitutes “cause” (as defined in the SERP ) she will forfeit her entire benefit under the SERP. If Mrs. Cohen dies before benefit payments begin under the SERP, her spouse will receive a single sum distribution of 50% of the common shares attributable to her common share benefit and 50% of the actuarial equivalent lump sum value of her cash benefit. If she dies after benefit payments begin, her benefit will continue to be paid in the same form as it was paid prior to her death.

Under Mrs. Cohen’s employment agreement and SERP, “cause” is defined as (a) Mrs. Cohen being convicted of a felony; (b) Mrs. Cohen intentionally and continually failing substantially to perform her reasonably assigned material duties to RAIT (other than a failure resulting from incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to us and has continued for a period of at least 30 days after a written notice of demand for substantial performance; or (c) Mrs. Cohen breaches the intellectual property and confidentiality provisions of her employment agreement. These provisions provide that Mrs. Cohen agrees to transfer to RAIT all intellectual property rights which she has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of her duties under her employment agreement or from or by any information that she may receive as an employee of RAIT. She also agrees that both during and after her employment term, she will not disclose any of RAIT’s confidential information to any person (except as her duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mrs. Cohen in breach of her employment agreement.

Under Mrs. Cohen’s employment agreement and SERP, “good reason” is defined as (a) a reduction in Mrs. Cohen’s base salary; (b) a material reduction of Mrs. Cohen’s duties or her demotion; (c) RAIT requiring Mrs. Cohen to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area; (d) the failure of Mrs. Cohen to be elected to the board; (e) the failure of Mrs. Cohen to be elected by the other board members as chairman of the board; or (f) any material breach of her employment agreement by RAIT. The employment agreement provides that Mrs. Cohen’s ceasing to be RAIT’s chief executive officer and taking on new duties and responsibilities as provided in her amended employment agreement as a result of the Taberna merger shall not constitute good reason.

Mrs. Cohen receives amounts under her employment agreement and SERP if her employment terminates due to death or disability. Under Mrs. Cohen’s employment agreement and SERP, “disability” means Mrs. Cohen has been unable to perform the material duties of her employment for a period of 90 consecutive days in any 12-month period because of physical or mental injury or illness.

After a change of control of RAIT, Mrs. Cohen may be terminated without cause or she may resign for good reason. Under Mrs. Cohen’s employment agreement and SERP, a “change of control” is deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act (other than persons who are shareholders on the effective date of the SERP, October 31, 2002) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of RAIT securities representing more than 50% of the voting power of the then outstanding RAIT securities; provided that a change of control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a change of control shall not be deemed to occur as a result of a transaction in which RAIT becomes a subsidiary of another corporation and in which the shareholders of RAIT immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(b) The consummation of (i) a merger or consolidation of RAIT with another corporation where the shareholders of RAIT, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of RAIT, or (iii) a liquidation or dissolution of RAIT; or

(c) The individuals who, as of December 12, 2006, are members of the board, or the incumbent board, cease for any reason to constitute at least two-thirds of the board; provided, however, that if either the election of any new trustee or the nomination for election of any new director by RAIT’s shareholders was approved by a vote of at least two-thirds of the incumbent board prior to such election or nomination, such new director shall be considered as a member of the incumbent board; provided further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mrs. Cohen assuming the circumstances occurred as of December 31, 2006:

	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Resignation without Good Reason	Termination with Cause (2)	Disability (2)(3)	Death (2)
Bonus for Prior Periods(4)	$375,000	$375,000	—	—	$375,000	$375,000
Severance Payment(5)	2,250,000	2,250,000	—	—	—	—
SERP Benefit(6)	9,765,089	9,765,089	9,765,089	—	9,765,089	9,765,089
Redemption of Phantom Units(7)	—	—	—	—	—	—
401-K Employer Match(8)	145,445	145,445	145,445	145,445	145,445	145,445
Medical Coverage(9)	8,780	8,780	—	—	—	—

Total	$12,544,314	$12,514,314	$9,910,534	$145,445	$10,285,534	$10,285,534

(1)	Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to RAIT of any and all claims against RAIT or Mrs. Cohen relating to matters arising out of her employment by RAIT. Without this release, Mrs. Cohen would only be entitled to the 401-K benefits listed and to any amounts due under RAIT’s severance pay plan, if any. As of December 31, 2006 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)	Any amounts payable to Mrs. Cohen in the event of her termination due to disability are offset by any amounts received under RAIT’s long-term disability plan.

(4)	Mrs. Cohen would be entitled to her cash bonus pro-rated for the number of days she was employed by RAIT in the calendar year of her termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	Equal to three times the sum of (i) base salary at the date of termination (assumed to be $375,000) and (ii) her target annual cash bonus, or, in the absence of a target bonus opportunity, which is currently the case, 100% of her base salary.

(6)	As of December 31, 2006, Mrs. Cohen is fully vested in her SERP benefits. This amount is comprised of a cash benefit $4,535,921 (calculated based upon a distribution date of July 1, 2007) and 151,658 of RAIT common shares of beneficial interest at a market price per share of $34.48 on December 31, 2006.

(7)	Upon termination, Mrs. Cohen would be entitled to retain 2,405 vested phantom units and would forfeit 8,463 unvested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement.

(8)	In any instance of her employment being terminated, Mrs. Cohen would be entitled to any benefits accrued and earned before her termination in accordance with the terms of any of RAIT’s applicable benefit plans and programs. As of December 31, 2006, the only such benefit is the vested portion of the employer matching contribution to her 401-K account. At all times she is entitled to the employee deferral portion of her 401-K account.

(9)	Mrs. Cohen would be entitled to either (i) continuation of her medical coverage for a period of 18 months following the date of termination or (ii) a cash payment equal to her after-tax cost of continuing such coverage.

With the exception of the SERP benefit, If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mrs. Cohen shall also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Daniel G. Cohen

Under Mr. Cohen’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of severance equal to 3 multiplied by the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12. In the event of a termination by RAIT for any reason other than for cause or by Mr. Cohen for good reason, all of his outstanding equity-based awards (including options and restricted shares) will become fully vested. In addition, if RAIT gives notice that the employment agreement will not be renewed at the end of the term, Mr. Cohen will be entitled to (i) a cash payment equal to the payments described in the preceding paragraph and (ii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Cohen will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of his employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

“Cause” is defined as his (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving RAIT; (ii) engaging in fraud, misappropriation or embezzlement; (iii) continued failure to materially adhere to the directions of the board, to adhere to the our written policies and practices; or (iv) material breach of any of the confidentiality provisions of his employment agreement. Mr. Cohen agrees that during and after the period of his employment with RAIT and its affiliates, he shall keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Cohen or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; (iii) RAIT’s material and willful breach of his employment agreement (iv) being required to relocate his office more than 30 miles outside of New York City or Philadelphia, Pennsylvania.

Upon a change of control while Mr. Cohen is employed, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination by him for good reason. A “change of control” means the happening of any of the following: (a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding RAIT, any entity controlling, controlled by or under common control with RAIT, any employee benefit plan of RAIT or any such entity, and Mr. Cohen and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Mr. Cohen is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of RAIT securities representing 30% or more of either (A) the combined voting power of the RAIT’s then outstanding securities or (B) the then outstanding common shares (in either such case other than as a result of an acquisition of securities directly from RAIT); provided, however, that, in no event shall a change in control be deemed to have occurred upon an initial public offering or a subsequent public offering of the common shares under the Securities Act of 1933; or (b) any consolidation or merger of RAIT where the shareholders of RAIT, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of RAIT, other than a sale or disposition by RAIT of all or substantially all of RAIT’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of RAIT immediately prior to such sale or (B) the approval by shareholders of RAIT of any plan or proposal for the liquidation or dissolution of RAIT; or (d) the members of the board at the beginning of any consecutive 24-calendar-month period, or the incumbent trustees, cease for any reason other than death to constitute at least a majority of the members of the board; provided that any trustee whose election, or nomination for election by RAIT’s shareholders, was approved by a vote of at least a majority of the members of the board then still in office who were members of the board at the beginning of such 24-calendar-month period, shall be deemed to be an incumbent trustee.

Mr. Cohen receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means Mr. Cohen is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Cohen assuming the circumstances occurred as of December 31, 2006:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause	Resignation for Good Reason (2)	Disability (1)(5)	Death (1)(5)
Bonus for Prior Periods	$1,600,000	$1,600,000	—	—	$1,600,000	$1,600,000
Severance Payment(3)	—	—	$6,600,000	$6,600,000	—	—
Restricted Stock Vesting(4)	—	—	9,269,120	9,269,120	$9,269,120	$9,269,120
401-K Employer Match(6)	338	338	338	338	338	338

Total	$1,600,338	$1,600,338	$15,869,458	$15,869,458	$10,869,458	$10,869,458

In any instance of his employment being terminated, Mr. Cohen would be entitled to any base salary that was accrued as of the date of his termination. and to any bonus for a fiscal year completed before termination and awarded but not yet paid.

(1)	Mr. Cohen would also be entitled to a pro rata bonus earned through the date of termination, which is to be calculated based on the bonus earned in the prior fiscal year pro-rated for the number of days he was employed by RAIT in the year of his termination.

(2)	Mr. Cohen’s resignation within six months of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT shall be deemed to be a Resignation for Good Reason.

(3)	Equal to three times the sum of (x) the highest bonus earned by Mr. Cohen in one year period preceding the date of termination of his employment plus (y) the greater of (a) Mr. Cohen’s average annual salary over the three calendar years prior to termination of employment or, (b) if less than three years have elapsed between the date of Mr. Cohen’s employment agreement and the termination of his employment, Mr. Cohen’s highest annual salary in any calendar year prior to termination of employment or (c) if less than 12 months have elapsed from the date of Mr. Cohen’s employment agreement to the date of termination of employment, the highest annual salary received in any month times 12. For purposes of this table, the bonus amount is assumed to be $1.6 million, the amount of the bonus paid by Taberna to Mr. Cohen in 2006 prior to the Taberna merger.

(4)	Represents the market value at December 31, 2006 of 268,826 restricted RAIT common shares that would fully vest upon termination of Mr. Cohen’s employment or in the event of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT.

(5)	Mr. Cohen or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred

(6)	In any instance of his employment being terminated, Mr. Cohen would be entitled to any benefits accrued and earned before his termination in accordance with the terms of any of RAIT’s applicable benefit plans and programs. As of December 31, 2006, the only such benefit is the vested portion of the employer matching contribution to his 401-K account. At all times he is entitled to the employee deferral portion of his 401-K account.

If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. As of December 31, 2006, such payment is estimated to be approximately $4.1 million.

Scott F. Schaeffer

Under Mr. Schaeffer’s employment agreement, as amended, if his employment is terminated without “cause” or he resigns for “good reason” during the term of the employment agreement and he executes and does not revoke a mutual release, he will now receive: (i) a lump sum cash severance payment equal to one and a half times the sum of his base salary and average annual cash bonus for the three year period immediately prior to his termination of employment (prior to the amendment this cash severance payment was equal to the base salary that would be payable to him over the remaining period of the employment term), (ii) a pro rata portion of his target bonus for the fiscal year of his termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary) (prior to the amendment the pro rated bonus would only apply if he had a bonus opportunity for the year of termination), (iii) continued medical coverage for 18 months for himself and his spouse and dependents as if he had continued in employment with RAIT, or, at our election, the after-tax cost of such coverage if his continued participation is not permitted or would have adverse tax consequences to the plan, and (iv) all other amounts earned, accrued and owing but not yet paid to him. If his employment is terminated on account of his death or disability, he will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of his death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary) (prior to the amendment the pro rated bonus would only apply if he had a bonus opportunity for the year of termination). If a “change of control” of RAIT occurs and Mr. Schaeffer receives an excess parachute payment, RAIT will fully gross him up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment (prior to the amendment there was no gross up provision).

“Cause” is defined as any of the following: (i) Mr. Schaeffer shall have been convicted of a felony; (ii) Mr. Schaeffer intentionally and continually fails substantially to perform his reasonably assigned material duties to RAIT (other than a failure resulting from his incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to RAIT and has continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to him; or (iii) Mr. Schaeffer breaches the non-competition, non-solicitation, intellectual property and confidentiality provisions of his employment agreement.

Mr. Schaeffer’s employment agreement provides that during his employment term and without regard to its termination for any reason which does not constitute a breach of his employment agreement by RAIT, and for a period of twelve (12) months thereafter, he shall not (a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any competing business within any state in which RAIT currently engages in any lending activity or any state in which RAIT engaged in any lending activity during the thirty-six month period preceding the date his employment terminates; the employment agreement does not prohibit the passive ownership by Mr. Schaeffer of not more than 5% of the capital stock of any corporation which is engaged in any competing business having a class of securities registered pursuant to the Exchange Act; (b) solicit or divert to any competing business any individual or entity which is an active or prospective customer of RAIT or was such an active or prospective customer at any time during the preceding 12 months; or (c) employ, attempt to employ, solicit or assist any competing business in employing any employee of the RAIT whether as an employee or consultant. A competing business means any entity or enterprise in the business of providing equity alternatives through lending or other financial devices on residential or commercial property. Under Mr. Schaeffer’s employment agreement, he agrees to transfer to RAIT all intellectual property rights which he has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of his duties under his employment agreement or from or by any information that he may receive as an employee of RAIT. He also agrees that both during and after his employment term, he will not disclose any of RAIT’s confidential information to any person (except as his duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mr. Schaeffer in breach of his employment agreement.

“Good reason” is defined as existing if (a) RAIT ceases to be publicly owned; or (b) Daniel G. Cohen is no longer the chief executive officer of RAIT.

“Change of control” means the occurrence of any of the following: (a) the acquisition of the beneficial ownership, as defined under the Exchange Act, of 25% or more of RAIT’s voting securities or all or substantially all of the assets of RAIT by a single person or entity or group of affiliated persons or entities other than by a related entity; or (b) the merger, consolidation or combination of RAIT with an unaffiliated entity, other than a related entity in which the trustees of RAIT as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were trustees of RAIT immediately prior to such transaction and RAIT’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or (c) during any period of two consecutive calendar years, individuals who at the beginning of such period constitute the board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by RAIT’s shareholders of each new trustee was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of the period; or (d) The transfer of all or substantially all of RAIT’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a related entity. A related entity means an entity that is an “affiliate” of Mr. Schaeffer or Mrs. Cohen, or any member of Mr. Schaeffer’s or Mrs. Cohen’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Mr. Schaeffer receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he has been unable to perform the material duties of his employment for a period of ninety (90) consecutive days in any twelve (12) month period because of physical or mental injury or illness.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Schaeffer assuming the circumstances occurred as of December 31, 2006:

	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Resignation without Good Reason	Termination with Cause (2)	Disability (2)(3)	Death (2)
Bonus for Prior Periods(4)	$500,000	500,000	—	—	$500,000	$500,000
Severance Payment(5)	1,425,000	1,425,000	—	—	—	—
Redemption of Phantom Units(6)	—	—	—	—	—	—
401-K employer match(7)	65,851	65,851	65,851	65,851	65,851	65,851
Medical Coverage(8)	12,388	12,388	—	—	—	—

Total	$2,009,432	$2,009,432	$65,851	$65,851	$565,851	$565,851

(1)	Assumes that Mr. Schaeffer executes and does not revoke a written mutual release in a form acceptable to RAIT, of any and all claims against RAIT or Mr. Schaeffer relating to matters arising out of his employment by RAIT. Without this release, Mr. Schaeffer would only be entitled to the 401-K benefits listed and to any amounts due under RAIT’s severance pay plan, if any. As of December 31, 2006 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mr. Schaeffer would also be entitled to any base salary that was accrued as of the date of his termination.

(3)	Any amounts payable to Mr. Schaeffer in the event of his termination due to disability will be offset by any amounts he receives under RAIT’s long-term disability plan.

(4)	Mr. Schaeffer would be entitled to his target annual cash bonus, or, in the absence of a target bonus opportunity for the fiscal year, 100% of his base salary pro-rated for the number of days he was employed by RAIT in the calendar year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	Equal to one and one-half times the sum of (i) his base salary at the date of termination and (ii) his average annual cash bonus for the three year period immediately prior to the termination of his employment.

(6)	Upon termination, Mr. Schaeffer would be entitled to retain 1,604 vested phantom units and would forfeit 21,890 unvested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement.

(7)	In any instance of his employment being terminated, Mr. Schaeffer would be entitled to any benefits accrued and earned before his termination in accordance with the terms of any of RAIT’s applicable benefit plans and programs. As of December 31, 2006, the only such benefit is the vested portion of the employer matching contribution to his 401-K account. At all times he is entitled to the employee deferral portion of his 401-K account.

(8)	Mr. Schaeffer would be entitled to either (i) continuation of his medical coverage for a period of 18 months following the date of termination or (ii) a cash payment equal to his after-tax cost of continuing such coverage.

If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Schaeffer will also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Jack E. Salmon

Under Mr. Salmon’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of an amount equal to his then current annual base salary plus the highest bonus earned in the one-year period prior to termination times 1.5. Additionally, in the event of a termination by RAIT for any reason other than for cause or by Mr. Salmon for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to him will become fully vested. If RAIT gives notice that Mr. Salmon’s employment agreement will not be renewed at the end of the term, he will be entitled to (i) accrued annual salary and bonus, (ii) a lump sum payment of the sum of (x) 1.5 times his then current annual base salary and (y) his annual bonus for the fiscal year in which non renewal occurs and (iii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Salmon will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Mr. Salmon’s employment agreement defines “cause” as Mr. Salmon’s (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, or breach of RAIT’s code of ethics, or any crime involving RAIT; (ii) engagement in fraud, misappropriation or embezzlement; (iii) continued gross insubordination after written notice thereof by the board; (iv) continued failure to materially adhere to the directions of the board, to adhere to RAIT’s written policies and practices or to devote a substantial majority of his business time and efforts to RAIT and its subsidiaries; or (v) material breach of any of the non-competition or other restrictive covenants in his employment agreement.

The non-competition covenant in Mr. Salmon’s employment agreement provides that, during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he shall not in the United States, directly or indirectly, (i) engage in RAIT’s business (other than for RAIT or its affiliates), or (ii) render any services in furtherance of RAIT’s business to any person, corporation, partnership or other entity engaged in RAIT’s business, or who has taken substantial measures, or made investments, evidencing an intention to engage in RAIT’s business other than incidentally as is necessary to engage in its principal business, or for any originator; or (iii) become interested in any originator or any person, corporation, partnership or other entity (other than RAIT or its affiliates) principally engaged in RAIT’s business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Mr. Salmon may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) he is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted herein). In addition, the restrictive covenants shall not apply to any of Mr. Salmon’s existing investments or other activities which have been disclosed in writing to and approved by the board prior to entering into his employment agreement. RAIT’s business is defined as the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling trust preferred securities or providing financing through the issuance of similar debt securities or equity securities issued by REITs or real estate operating companies or their affiliates, wherever located, whether in a “CDO” structure or otherwise. “Originator” means a person corporation, partnership or entity who (x) at any point prior to the date of Mr. Salmon’s termination was paid fees or earned any fees or entered into any agreement with RAIT or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which RAIT or any of its affiliates acted as collateral manager, or (y) which RAIT engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

The confidentiality restrictive covenant in Mr. Salmon’s employment agreement provides that during and after the period of his employment with RAIT and its affiliates, he will keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Salmon or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

The non-solicitation restrictive covenant in Mr. Salmon’s employment agreement provides that during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he will not, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of RAIT, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on his behalf or any other person or entity) any employee who has left the employment of RAIT or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with RAIT and its affiliates, and (iii), whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with RAIT’s or any of its affiliates’ relationship with, or endeavor to entice away from RAIT or any of its affiliates, any person who during his employment term is or was a customer or client of RAIT or any of its affiliates.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; or (iii) RAIT’s material and willful breach of this Agreement.

Upon a “change of control” while Mr. Salmon is employed, all his outstanding unvested equity-based awards will fully vest and will become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination for good reason. “Change in control” is defined as the happening of any of the following: (a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding, any entity controlling, controlled by or under common control with RAIT, any employee benefit plan of RAIT or any such entity, and Mr. Salmon and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which he is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of RAIT securities representing 30% or more of either (A) the combined voting power of RAIT’s then outstanding securities or (B) the then outstanding common shares (in either such case other than as a result of an acquisition of securities directly from RAIT); provided, however, that in no event shall a change in control be deemed to have occurred upon an initial public offering or a subsequent public offering of the common shares under the Securities Act of 1933 or (b) any consolidation or merger of RAIT where the shareholders of RAIT, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of RAIT , other than a sale or disposition by RAIT of all or substantially all of RAIT’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of RAIT immediately prior to such sale or (B) the approval by RAIT’s shareholders of any plan or proposal for the liquidation or dissolution of RAIT; or (d) the members of the board at the beginning of any consecutive 24-calendar-month period, or the incumbent trustees, cease for any reason other than due to death to constitute at least a majority of the members of the board; provided that any trustee whose election, or nomination for election by RAIT’s shareholders, was approved by a vote of at least a majority of the members of the board then still in office who were members of the board at the beginning of such 24-calendar-month period, shall be deemed to be an incumbent trustee.

Mr. Salmon receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Salmon assuming the circumstances occurred as of December 31, 2006:

	Resignation without Good Reason(1)	Termination with Cause (1)	Termination without Cause		Resignation for Good Reason(2)		Notice of Non-Renewal		Disability(1)(3)	Death(1)(3)
Bonus for Prior Periods	$690,000	$690,000	—		—		—		$690,000	$690,000
Severance Payment(4)	—	—	$1,635,000	(5)	$1,635,000	(5)	$1,290,000	(6)	—	—
Restricted Stock Vesting(7)	—	—	452,929		452,929		452,929		$452,929	$452,929
401-K employer match(8)	$338	$338	338		338		338		338	338

Total	$690,338	$690,338	$2,088,267		$2,088,267		$1,743,267		$1,143,267	$1,143,267

In any instance of his employment being terminated, Mr. Salmon would be entitled to any base salary that was accrued as of the date of his termination. and to any bonus for a fiscal year completed before termination and awarded but not yet paid.

(1)	Mr. Salmon would also be entitled to a pro rata bonus earned through the date of termination, which is to be calculated based on the bonus earned in the prior fiscal year, pro-rated for the number of days he was employed by RAIT in the year of his termination.

(2)	Mr. Salmon’s resignation within six months of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT shall be deemed to be a Resignation for Good Reason.

(3)	Mr. Salmon or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	For purposes of this table, the bonus amount included in any severance payment is assumed to be $690,000, the amount of the bonus paid by Taberna to Mr. Salmon in 2006 prior to the Taberna merger.

(5)	Equal to Mr. Salmon’s annual salary (at the rate in effect immediately prior to termination) plus the highest bonus he earned in the one year period prior to termination times 1.5.

(6)	If RAIT terminated Mr. Salmon’s employment without cause and by notice of non-renewal of his employment agreement, this payment would be equal to the sum of (x) 1.5 times Mr. Salmon’s annual salary in effect immediately before such non-renewal, and (y) Mr. Salmon’s annual bonus for the fiscal year in which such non-renewal occurs.

(7)	Represents the market value at December 31, 2006 of 13,126 restricted RAIT common shares of beneficial interest that would fully vest upon termination of Mr. Salmon’s employment or in the event of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT.

(8)	In any instance of his employment being terminated, Mr. Salmon would be entitled to any benefits accrued and earned before his termination in accordance with the terms of any of RAIT’s applicable benefit plans and programs. As of December 31, 2006, the only such benefit is the vested portion of the employer matching contribution to his 401-K account. At all times he is entitled to the employee deferral portion of his 401-K account.

If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, Mr. Salmon shall also be paid an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. It is not anticipated that any of the above payments will be deemed to constitute a parachute payment.

Trustee Compensation

In 2006 for the period through the effectiveness of the Taberna merger on December 11, 2006, the compensation committee (or, in the case of the special committee relating to the Taberna merger, the special committee) approved the following compensation for each non-employee trustee of RAIT:

•	a retainer of $20,000 (paid $15,000 in cash and the balance in phantom units with a value of $5,000 issuable under the RAIT equity compensation plan);

•	a fee of $1,500 for each quarterly board of trustees meeting attended by such trustee;

•	a fee of $500 for each other board of trustees meeting attended by such trustee;

•	a fee of $2,000 for each meeting of the audit committee attended by any such trustee who is a member of the audit committee;

•

a fee of $1,000 for each meeting of the compensation committee or nominating and governance committee committee attended by any such trustee who is a member of the compensation committee or nominating and governance committee committee, respectively, and for each meeting of the investment committee attended by such trustee, whether or not a member;

•	a fee of $2,500 for each meeting of the special committee attended by any such trustee who was a member of the special committee;

•

in the case of the chairman of the audit committee and the chairman of the compensation committee, an additional fee of $2,000 for each meeting of the audit committee or the compensation committee attended, respectively, resulting in an aggregate fee of $4,000 and $3,000 for each meeting of the audit committee or the compensation committee attended, respectively;

•

in the case of the chairman of the nominating and governance committee, an additional fee of $1,000 for each meeting of the nominating and governance committee attended, resulting in an aggregate fee of $2,000 for each meeting of the nominating and governance committee attended;

•

in the case of the chairman of the special committee (Mr. Promislo) and the chairman of the investment bank sub-committee of the special committee (Mr. Mesznik), an additional fee of $2,000 for each meeting of the special committee attended, resulting in an aggregate fee of $4,500 for each meeting of the special committee attended;

•	long-term equity compensation in the form of phantom units with a value of $20,000; and

•	a retention bonus of $16,920 to each of Mr. Mesznik and Mr. Promislo, $12,690 to Mr. Brown and $12,690 worth of phantom units to each of Ms. Kim and Mr. Makadon.

The compensation committee has approved the following compensation for each non-employee trustee of RAIT for service during the period from December 11, 2006 through December 31, 2007:

•	a cash fee of $35,000;

•	an equity compensation award of phantom units with a value of $50,000 issuable under our equity compensation plan;

•	with respect to the members of the audit committee, an additional cash fee of $22,500 for the chairman and an additional cash fee of $11,250 for each other member;

•	with respect to the members of the compensation committee, an additional cash fee of $12,500 for the chairman and an additional cash fee of $6,250 for each other member;

•	with respect to the members of the nominating and governance committee, an additional cash fee of $4,000 for the chairman and an additional cash fee of $2,000 for each other member;

•

with respect to the members of the investment committee, an additional cash fee of $12,000 for each member, provided, that with respect to trustees who rotate on or off the investment committee during the relevant period, the fee shall be allocated ratably over the period covered by the fee; and

•	a fee of $500 for each meeting of the investment committee attended by any trustee who is not a member of the investment committee at the time of the meeting.

The compensation committee granted 681 phantom units to each non-management trustee on January 23, 2007 equal to $25,000 worth of phantom units based on the closing price for common shares on that date. The compensation committee intends to grant the remaining $25,000 worth of phantom units to each non-management trustee later in 2007. Phantom units granted to trustees vest immediately and are redeemed for the equivalent number of common shares on the first anniversary of the date of grant. Phantom shares previously granted to trustees vest immediately and are redeemed for the equivalent number of common shares promptly after any separation from service with RAIT. Dividend equivalents are paid on all vested phantom units and phantom shares.

The following table sets forth information regarding the compensation paid or accrued by RAIT during 2006 to each of our non-management trustees:

Trustee Compensation in 2006

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total($)
Edward S. Brown(4)	$121,987	$25,000	$3,693	$150,680
Frank A. Farnesi(5)	2,403	—	—	2,403
S. Kristin Kim(6)	96,006	37,690	7,519	141,215
Arthur Makadon(7)	46,766	37,690	7,519	91,975
Joel Mesznik(8)	98,500	25,000	3,693	127,193
Daniel Promislo(9)	146,091	25,000	3,693	174,784
John F. Quigley, III(10)	2,870	—	—	2,870
Randle Scarborough(11)	57,000	52,020	4,267	113,287
Murray Stempel, III(12)	2,649	—	—	2,649

	$574,272	$202,400	$30,384	$807,056

(1)	Includes a pro-ration of trustee fees approved for the period December 11, 2006 through December 31, 2007.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of options and phantom units granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R.

(3)	These amounts are dividend equivalents paid on phantom shares and phantom units.

(4)	On January 24, 2006 and October 24, 2006 Mr. Brown was awarded grants of phantom units, each with a fair value of $12,500 on the date of grant. At December 31, 2006, Mr. Brown held 448 vested phantom shares and 886 vested phantom units.

(5)	Mr. Farnesi was elected to the board of trustees on December 11, 2006 upon effectiveness of the Taberna merger. At December 31, 2006 Mr. Farnesi held no phantom shares or phantom units.

(6)	On January 24, 2006 and October 24, 2006 Ms. Kim was awarded grants of phantom units with fair values of $25,190 and $12,500, respectively, on the grant dates. At December 31, 2006 Ms. Kim held 1,396 vested phantom shares and 1,355 vested phantom units.

(7)	On January 24, 2006 and October 24, 2006 Mr. Makadon was awarded grants of phantom units with fair values of $25,190 and $12,500, respectively, on the grant dates. At December 31, 2006 Mr. Makadon held 1,396 vested phantom shares and 1,355 vested phantom units.

(8)	Mr. Mesznik resigned from the board of trustees on December 11, 2006 upon effectiveness of the Taberna merger. On January 24, 2006 and October 24, 2006 Mr. Mesznik was awarded grants of phantom units, each with a fair value of $12,500 on the grant date.

(9)	On January 24, 2006 and October 24, 2006 Mr. Promislo was awarded grants of phantom units, each with a fair value of $12,500 on the grant dates. At December 31, 2006, Mr. Promislo held 448 vested phantom shares and 423 vested phantom units.

(10)	Mr. Quigley was elected to the board of trustees on December 11, 2006 upon effectiveness of the Taberna merger. At December 31, 2006 Mr. Quigley held no phantom shares or phantom units.

(11)	Mr. Scarborough resigned from the board of trustees on December 11, 2006 upon effectiveness of the Taberna merger. On January 24, 2006 and October 24, 2006, Mr. Scarborough was awarded grants of phantom units with fair values of $39,520 and $12,500, respectively on the grant dates.

(12)	Mr. Stempel was elected to the board of trustees on December 11, 2006 upon effectiveness of the Taberna merger. At December 31, 2006 Mr. Stempel held no phantom shares or phantom units.

Equity Compensation Plan Information

The following table sets forth certain information regarding RAIT’s equity compensation plans as of December 31, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders Options	225,342	$20.50
Phantom shares	4,136	n/a
Phantom units	75,606	n/a
SERP shares(1)	69,422	n/a

Total	374,506		1,462,538

Equity compensation plans not approved by security holders(1)(2)	58,912	n/a	—

(1)	We issued 58,912 and 69,422 common shares in December 2002 and December 2006, respectively, to a “rabbi” trust established under the SERP established pursuant to Mrs. Cohen’s employment agreement with us. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen.” The common shares issued in 2002 were not issued under a plan approved by our shareholders. Our board of trustees and the compensation committee approved this SERP and the issuance of these shares to the trust established to fund the SERP. Shareholder approval of this compensation plan was not required. The common shares issued in 2006 were issued pursuant to the RAIT equity compensation plan which has been approved by our shareholders.

(2)	The agreement and plan of merger relating to the Taberna merger required us to assume Taberna’s 2005 Equity Incentive Plan and Taberna’s obligations under the plan. We do not reserve the right to make subsequent grants or awards of our equity securities under this plan and so shares remaining issuable under this plan by its terms are not included in this table. There are no outstanding individual options, warrants or rights under this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our code of business conduct, we have established procedures regarding the review, approval and ratification of transactions which may give rise to a conflict of interest between us and any employee, officer, trustee, their immediate family members, other businesses under their control and other related persons, including transactions with related persons required to be reported under Item 404 of Regulation S-K. Under these procedures, a majority of our independent trustees must approve any transaction with related persons and find it to be on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest. If the independent trustees find a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of our code of business conduct is approved by our audit committee or the board of trustees. Our financial and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the independent trustees should review the transaction.

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities. We describe in this section relationships or transactions in which the amount involved exceeds $120,000 since January 1, 2006. All of these relationships and transactions were approved or ratified by a majority of our independent trustees as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

Cohen Brothers, LLC d/b/a Cohen & Company. Daniel G. Cohen indirectly owns approximately 60% of the ownership interests in C & Co., and Raphael Licht owns approximately 0.75% of the ownership interests in C & Co. We describe below each transaction with C & Co. since January 1, 2006. The interest of Mr. Cohen and Mr. Licht in these transactions arises from their ownership interests in C & Co.

C & Co. and its affiliate entities received 510,434 common shares in exchange for their Taberna common shares in connection with the Taberna merger in December 2006 with a value of $17,500,000 based on the closing price of common shares on the effective date of the Taberna merger.

Pursuant to a shared services agreement, C & Co. provides us with services relating to structuring and managing our investments in residential mortgage-backed securities and commercial mortgage-backed securities. For these services, we pay C & Co. an annual fee ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, we will pay C & Co. an annual fee of 1.5 basis points on the amount of the investments. In respect of other services, we pay C & Co. for the cost of providing those services plus 10% of such cost. During the period ended December 31, 2006, we paid $80,000 to C & Co. for these services.

We have entered into a five-year sub-lease agreement with C & Co. for shared office space and facilities commencing April 1, 2006 and expiring March 31, 2011. Rent expense during the period ended December 31, 2006 relating to this lease was $4,000. The lease is subject to annual increases in base rent and the future minimum cash payments due over the remaining term of the lease is approximately $307,000.

During the year ended December 31, 2006, C & Co. provided us with origination services for investments funded by our warehouse facilities or collateralized debt obligations, or CDOs, and provided placement services for certain debt and equity securities issued by CDOs sponsored by us. For these services, C & Co. received approximately $198,000 in origination fees and $5,075,000 in placement fees, structuring fees and expense reimbursements for placement of debt and equity securities issued by a CDO entity we sponsored, RAIT CRE CDO I. From January 1, 2007 through March 31, 2007, C & Co. received $388,000 in origination fees and $1,500,000 in placement fees for services performed.

On February 15, 2007, we entered into a repurchase agreement with an investment bank to provide up to $750,000,000 of repurchase agreement borrowings. The repurchase agreement borrowings will be used to fund our investments in commercial mortgages and mezzanine loans on a short-term basis until the issuance of CDOs to finance these investments on a long-term basis. The repurchase agreement terminates on February 14, 2008 and bears interest at various rates over the London Inter-Bank Offered Rate ranging from 30 basis points to 135 basis points, depending on the types and ratings of assets financed using this repurchase agreement. In connection with this transaction, we engaged C & Co. Securities, an affiliate of C & Co., for the placement of securities issued by a CDO transaction. The fees to be paid by us to C & Co. Securities are 50 basis points of the total expected final collateral balance of the CDO.

In April 2005, as part of the spin-off of Taberna from C & Co., Taberna and C & Co. entered into a three-year non-competition agreement. As part of this agreement, C & Co. agreed not to engage in purchasing from, or acting as a placement agent for, issuers of trust preferred securities or other preferred equity securities of real estate investment trusts and other real estate operating companies. In addition, C & Co. has agreed to refrain from acting as asset manager for any issuer of such securities. The agreement has exceptions for certain passive investments or acquisitions made by C & Co.

We expect to engage C & Co. Securities to structure a CDO to be co-managed by us and Cohen & Company Financial Management, LLC, or C & Co. Financial, another C & Co. affiliate. As part of this engagement, we expect C & Co. Securities to also act as placement agent of the securities issued by this CDO. C & Co. Securities is expected to receive a fee in the amount of 2.0% of the aggregate final collateral balance of the CDO. We and C & Co. Financial will receive senior management fees in an amount equal to 0.15% per annum of the average aggregate outstanding principal balance of the collateral in the CDO; provided that this fee will be divided between us and C & Co. Financial based on the percentage of C & Co. managed collateral and the percentage of Taberna managed collateral sold to the CDO. We expect that the CDO will acquire collateral securities from affiliates of C & Co.

We currently expect that a warehouse lender of an affiliate of C & Co. will fund €10,000,000 of €30,000,000 trust preferred securities for eventual placement in a CDO sponsored by a C & Co. affiliate. We expect to fund the remaining €20,000,000 of trust preferred securities in Taberna Euro CDO I, a CDO sponsored by us. We and the C & Co. affiliate will each receive a fee from the issuer of the trust preferred securities equal to 1% of the amount that we and C & Co. respectively fund.

Ken R. Frappier, our chief credit officer, served during 2006 and in 2007 until he resigned effective February 1, 2007, on an affiliate of C & Co.’s credit committee for bank trust preferred securities reviewing and approving investment portfolio holdings within that asset class. As compensation for his services on this committee, Mr. Frappier received $5,000 per month totaling $60,000 in 2006 and $5,000 in 2007. This committee reviewed proposed investments for Alesco Financial Inc. discussed below.

Strategos Capital Management. Strategos Capital Management, or Strategos, is an affiliate of C & Co. In October 2006, Taberna executed an engagement letter with Strategos to create a high-grade asset backed CDO. We assumed this engagement letter in connection with the Taberna merger. Under the terms of the engagement letter, Strategos was engaged to acquire on our behalf high-grade asset-backed securities totaling $1.0 billion and securitize those assets through a conventional asset-backed securities securitization. Strategos will receive an upfront structuring fee of approximately 15 basis points, or $1,500,000, and ongoing management fees of 10 basis points or $1,000,000 per year (assuming $1.0 billion in assets are acquired).

The Bancorp, Inc. Betsy Z. Cohen has been the chairman of the board of Bancorp, a commercial bank, since November 2003 and a director of Bancorp Inc., a registered financial holding company for Bancorp, since September 2000, and the chief executive officer of both Bancorp and Bancorp Inc. since September 2000. Daniel G. Cohen has been the vice-chairman of the board of Bancorp since November 2003, was the chairman of the board of Bancorp from September 2000 to November 2003, was the chief executive officer of Bancorp from July 2000 to September 2000, has been chairman of the executive committee of Bancorp since 1999 and has been the chairman of the board of Bancorp Inc. and chairman of the executive committee of Bancorp Inc. since 1999.

We maintain checking and demand deposit accounts at Bancorp. As of December 31, 2006, we had $117,123,000 on deposit. For our deposits in 2006, we received $1,110,000 of interest income from Bancorp. We currently pay a fee of $7,000 per month to Bancorp for information system technical support services and paid $69,000 for the year ended December 31, 2006. We sublease a portion of our downtown Philadelphia office space under an operating lease with Bancorp Inc. at an annual rental based upon the amount of square footage we occupy. The sublease expires in August 2010 with two five-year renewal options. Rent paid to Bancorp Inc. was approximately $387,000 for the year ended December 31, 2006.

6006 Executive Boulevard, LLC. Daniel G. Cohen controls an entity with a 15.4% ownership interest (we owned the remaining 84.6%) in 6006 Executive Boulevard, LLC, the entity that owned a 44,517 square foot office building in Rockville, Maryland. This property was sold in December 2006 and Mr. Cohen’s entity received approximately $715,000 of the $5,122,000 proceeds from the sale of the property.

Alesco Financial Inc. Daniel G. Cohen has served as the chairman of the board of Alesco Financial Inc., or Alesco, since 2006. Aleso is externally managed by C & Co. Alesco merged with Sunset Financial Resources, Inc., or Sunset, in October 2006. Taberna receives management fees for managing collateral underlying a CDO that includes approximately $20,000,000 worth of trust preferred securities issued by an affiliate of Sunset.

Pennsview Apartments. We have a $3,369,000 first mortgage loan secured by Pennsview Apartments that has junior lien against it that is held by an entity controlled by Daniel Cohen. Our loan bears interest at a fixed rate of 8%, matures on March 29, 2008 and is paying in accordance with its terms.

Brandywine Construction & Management, Inc. Brandywine Construction & Management, Inc., or Brandywine, is an affiliate of the spouse of Betsy Z. Cohen and father of Daniel G. Cohen who serves as its chairman of the board of directors. Brandywine provided real estate management services to nine properties underlying our real estate interests at December 31, 2006. Management fees in the amount of $580,000 were paid to Brandywine for the year ended December 31, 2006 relating to those interests.

Eton Park Fund, L.P. and Eton Park Fund L.P. Eton Park Master Fund L.P., Eton Park Master Fund L.P. and their affiliates (collectively referred to as Eton Park) own approximately 6.4% of our common shares based on the most recent Form 13-G they filed with the SEC. See “Security Ownership of Certain Beneficial Owners and Management.” In connection with a CDO we sponsored, Taberna Euro CDO I, we paid Eton Park a standby equity commitment fee of $1,000,000. In exchange for this fee, they agreed to purchase up to €5,500,000 of the Class F subordinated notes issued by Taberna Euro CDO I.

Mercury Real Estate Advisors LLC. Mercury Real Estate Advisors LLC, or Mercury, and its affiliates own approximately 6.9% of our common shares based on the most recent Form 13-G they filed with the SEC. See “Security Ownership of Certain Beneficial Owners and Management.” We currently contemplate purchasing from Mercury approximately $9,000,000 of preference shares which were issued by various CDOs sponsored by Taberna for a purchase price of approximately $8,700,000.

In connection with the Taberna merger, we assumed Taberna’s registration rights agreement obligations and filed a resale registration statement on Form S-3 for our common shares issued to each of Eton Park and Mercury in connection with the Taberna merger.

Scott F. Schaeffer. Scott F. Schaeffer, our co-president and co-chief operating officer, had been a member of an investment committee for a Taberna subsidiary since 2005 until the effective time of the Taberna merger. As compensation for his services on Taberna’s investment committee, Mr. Schaeffer received an annual fee of $25,000 and 8,426 common shares from Taberna. These Taberna common shares were exchanged for 4,541 RAIT common shares upon the effectiveness of the Taberna merger with a value of $156,000 based on the closing price of common shares on the effective date of the Taberna merger.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, trustees and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish RAIT with copies of all such reports.

Based solely on its review of the reports received by it, or representations from certain reporting persons that no Form 5 filings were required for those persons, RAIT believes that during fiscal 2006, no officers, trustees or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis other than the following: Mrs. Cohen, our chairman, did not file one Form 4 on a timely basis relating to one transaction. Mr. Farnesi, a trustee, did not report a holding of 156 common shares in his initial Form 3, which was timely filed. As of April 10, 2007, we believe that all reports of ownership and changes in ownership required to be filed with the SEC relating to transactions in fiscal 2006 have been filed.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the Securities and Exchange Commission, holders of common shares who desire to submit proposals for inclusion in the proxy statement of RAIT for its 2008 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of RAIT by December 12, 2007. The proxy for the 2008 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where:

•	RAIT receives notice of the proposal by February 25, 2008 and advises shareholders in the 2008 proxy statement about the nature of the proposal and how management intends to vote on the proposal or

•	RAIT has not received notice of the matter by February 25, 2008.

According to our by-laws, only such persons as are duly nominated by

•	the incumbent trustees or

•	a shareholder who is entitled to vote at the annual meeting of shareholders and who has filed his nominations with the Secretary of RAIT at least twenty days before the time scheduled for said meeting shall be eligible for election.

Shareholders who wish to submit their recommendations for trustee candidates to the nominating and governance committee should send their written recommendation to our executive offices, attention: nominating and governance committee chairman. These shareholders must represent that they are a shareholder of RAIT and will remain so through the date of the relevant annual meeting of shareholders of RAIT and include the written consent of the person so recommended to serve as a trustee if nominated and elected and to provide such information as the nominating and governance committee may request and a description of their background and qualifications. All shareholder recommendations received by the nominating and governance committee will be reviewed at the first meeting of the nominating and governance committee held after receipt of the recommendation. The nominating and governance committee will consider nominees recommended by security holders for the 2008 annual meeting if submitted as described above by November 30, 2007 in order that the submission may be considered at the meeting of the nominating and governance committee scheduled for January 2008.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2006 Annual Report to Shareholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2006, was sent to shareholders of record as of March 23, 2007. Shareholders of record as of March 23, 2007, and beneficial owners of the common shares on that date, may obtain from RAIT, without charge, a copy of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. RAIT will also furnish any exhibit to this Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to RAIT, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of the common shares on March 23, 2007.

By order of the Board of Trustees

/s/ RAPHAEL LICHT
Raphael Licht, Secretary

April 10, 2007

APPENDIX A

GUIDELINES OF RAIT FINANCIAL TRUST AUDIT COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) of RAIT Financial Trust (“RAIT”) has adopted the following guidelines regarding the engagement of RAIT’s independent auditor to perform services for RAIT:

For audit services, the independent auditor will provide the Committee with an engagement letter with respect to any fiscal year sufficiently in advance of the October quarterly meeting of the Committee immediately preceding that fiscal year, if practicable, and otherwise by the January quarterly meeting of the Committee in that fiscal year outlining the scope of the audit services proposed to be performed during that fiscal year, together with a fee proposal which may include a range of fees. If agreed to by the Committee, this engagement letter and associated fee(s) will be formally accepted by the Committee at either its October or January quarterly Committee meeting.

For non-audit services, RAIT management will submit to the Committee for approval any non-audit services that it recommends the Committee engage the independent auditor to provide for any fiscal year. RAIT management and the independent auditor will each confirm to the Committee that any non-audit service so submitted is permissible under all applicable legal requirements, including the listing requirements of the NYSE. In addition to these planned non-audit services, a budget estimating the expense of any such non-audit service for that fiscal year will be provided. The Committee will approve both the permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to its Chairman or, if the Chairman is not reasonably available, any other member of the Committee, the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman or such other member, as the case may be, will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to RAIT have been approved by the Committee. The Chief Financial Officer will be responsible for tracking all independent auditor fees against the budget for such services and report at least quarterly to the Audit Committee.

APPENDIX B

RAIT FINANCIAL TRUST

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF RAIT FINANCIAL TRUST

The undersigned hereby appoints Betsy Z. Cohen, Daniel G. Cohen, Jack E. Salmon and Ellen J. DiStefano, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the Common Shares of Beneficial Interest of RAIT Financial Trust held of record by the undersigned on March 23, 2007 at the Annual Meeting of Shareholders of RAIT Financial Trust, to be held Tuesday, May 22, 2007 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. Each of Proposals 1 and 2 in this proxy is proposed by RAIT Financial Trust.

(continued and to be signed on the reverse side)

PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	ELECTION OF TRUSTEES

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

Nominees:

☐	Betsy Z. Cohen
☐	Daniel G. Cohen
☐	Edward S. Brown
☐	Frank A. Farnesi
☐	S. Kristin Kim
☐	Arthur Makadon
☐	Daniel Promislo
☐	John F. Quigley, III
☐	Murray Stempel, III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here ☑

2.	PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007 FISCAL YEAR.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR APPROVAL OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RAIT FINANCIAL TRUST FOR FISCAL 2007. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

Please check the box if you plan to attend the meeting:    ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.